Registration No.: 333-113925


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ---------------------------------
                                   FORM SB-2/A

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       ---------------------------------

                               KAHIKI FOODS, INC.
                 (Name of Small Business Issuer in its charter)

                                      2038
                          (Primary Standard Industrial
                           Classification Code Number)

      Ohio                             31-1056793
(State or jurisdiction of           (I.R.S. Employer
incorporation or organization)    Identification Number)

                              3004 East 14th Avenue
                              Columbus, Ohio 43219
                                 (614) 253-3040

                         (Address and telephone number
                         of principal executive offices)
                      -----------------------------------

                                 Michael C. Tsao
                               3004 East 14th Ave.
                              Columbus, Ohio 43219
                                 (614) 253-3040

           (Name, address and telephone number of agent for service)
                      ------------------------------------

Copies of all communications, including copies of all communications sent to agent for service, should be sent to

                            Andrew J. Federico, Esq.
                          Carlile Patchen & Murphy LLP
                              Columbus, Ohio 43215
                                 (614) 628-0801

Approximate date of commencement of proposed sale to public: From time to time commencing as soon as practicable after the effective date of this Registration Statement

        If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If this Form is a post-effective amendment filed pursuant to rule 462(d) under the securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If delivery of the prospectus is expected to be made pursuant to rule 434, check the following box.

CALCULATION OF REGISTRATION FEE



Title of Each Class                                   Proposed Maximum          Proposed Maximum
of Securities to be                Amount to be       Offering Price Per        Aggregate Offering         Amount of
Registered                         Registered         Share (a)                 Price (a)                  Registration Fee
---------------------------        ------------       ------------------        ------------------         ----------------
Common Shares, no par value         602,940           $        1.70             $        1,025,000         $        129.87

Common Shares, no par value (b)     294,117           $        2.25
                                    294,117           $        3.00             $        1,688,094         $        214.39
                                    80,000            $        1.80

Common Share Warrants (c)           588,234           $           0             $                0         $             0

Common Share Options (c)            80,000            $           0             $                0         $             0

Total Amount of Registration Fees                                                                          $        344.26


     (a) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the securities Act of 1933.

     (b) Issuable upon exercise of 294,117 $3.00 Common Share Warrants, 294,117 $2.25 Common Share Warrants and 80,000 Common Share Options.

     (c) No registration fee required pursuant to Rule 457 of Securities Act of 1933.

                       ----------------------------------

Pursuant to Rule 416, this registration statement also covers an undetermined number of additional Common Shares that may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                                TABLE OF CONTENTS

Summary........................................................................2
About Us.......................................................................2
Terms of Offering..............................................................2
Summary Financial Information..................................................2
Risk Factors...................................................................3
Dividend Policy................................................................5
Use of Proceeds................................................................5
Selling Shareholders...........................................................5
Plan of Distribution...........................................................6
Directors and Executive Officers...............................................7
Indemnification of directors and Officers......................................8
Security Ownership of certain Beneficial Owners and Management.................9
Description of Securities.....................................................10
Common Shares.................................................................10
Warrants......................................................................11
Options.......................................................................11
Certain Statutory Provisions..................................................11
Legal Proceedings.............................................................12
Legal Matters.................................................................12
Business......................................................................12
Products......................................................................13
Pricing.......................................................................15
Distribution..................................................................15
Marketing.....................................................................15
Regulations...................................................................15
Competition...................................................................16
Suppliers.....................................................................16
Employees.....................................................................16
Trademarks....................................................................16
Research and Development......................................................16
Property......................................................................16
Management Discussion and Analysis or Plan of Operations......................17
Discussion of Significant Accounting Policies.................................18
Result of Operations..........................................................20
Revenues......................................................................20
Cost of Goods.................................................................20
Operating Expenses............................................................21
Research and Development......................................................21
Net Income....................................................................21
Conclusions...................................................................21
Years End March 31, 2003......................................................21
Revenues......................................................................22
Cost of Goods.................................................................22
Operating Expenses............................................................22
Research and Development......................................................22
Net Income....................................................................22
Liquidity and Capital Resource................................................22
Bank Financing Matters........................................................22
Forward Looking Statements....................................................23
Certain Relationships and Related Transactions................................23
Market For Common Equity and Related Stockholders Matters.....................24
Executive Compensation........................................................25
Incentive Stock Option Plan...................................................25
Reports to Shareholders.......................................................26
Additional Information........................................................26
Financial Statements..........................................................27

                               KAHIKI FOODS, INC.
                              602,940 Common Shares
                  294,117 $2.25 Common Share Purchase Warrants
                  294,117 $3.00 Common Share Purchase Warrants
                      80,000 Common Share Purchase Options

        This Registration Statement relates to 602,940 Common Shares, 294,117 $2.25 Common Share Purchase Warrants ("2.25 Warrants"), 294,117 $3.00 Common Share Purchase Warrants ("3.00 Warrants") and 80,000 Common Share Purchase Options of Kahiki Foods, Inc. Each $2.25 Warrant entitles the holder to purchase one common share prior to February 27, 2009 at a purchase price of $2.25 per share. Each $3.00 Warrant entitles the holder to purchase one common share prior to February 27, 2009 at a purchase price of $3.00 per share. The exercise prices of the $2.25 Warrants and $3.00 Warrants are subject to adjustment under certain circumstances. Each option entitles the holder to purchase one common share prior to January 24, 2006, at purchase price of $1.80 per share.

        The common shares, the warrants and the options may be offered to the public by the selling shareholders and we will not receive any proceeds from the sale of the common shares, the warrants or the options. We will receive $2.25 per share upon the exercise of each $2.25 Warrant, $3.00 per share upon the exercise of each $3.00 Warrant and $1.80 per share upon the exercise of each option.

        Neither the common shares, the warrants nor the options are traded on any national securities exchange or on the NASDAQ stock market. The common shares do trade on the OTC Bulletin Board pink sheets under the symbol "KSCI." The common shares, the warrants and the options offered by the selling shareholders may be sold from time to time by the selling shareholders or their transferees. No underwriting arrangements have been entered by the selling shareholders. The potential distribution of common shares, warrants and the options by the selling shareholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, or through sales to one or more dealers for resale as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commission may be paid by the selling shareholders in conjunction with such sales of common shares, warrants or options.

        The selling shareholders reserve the sole right to accept, and together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares, warrants and options. The selling shareholders and any brokers, dealers, agents or underwriters that participate with the selling shareholders in the distribution of the common shares, the warrants and options may be deemed "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and commissions received by them may be deemed to be underwriting commissions or discounts under the Securities Act. See the "Plan of Distribution."

THE SECURITIES OFFERED HEREBY INVOLVE A CERTAIN DEGREE OF RISK. SEE `RISK FACTORS." on page 4

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Registration Statement is June 7, 2004.

                                     SUMMARY

    The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this registration statement. This offering contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in those forward-looking statements as a result of certain of the factors discussed in this registration statement, including those set forth under "Risk Factors." Prospective investors should read the entire prospectus before making an investment decision.

                                    About Us

    Kahiki Foods, Inc. was incorporated in Ohio in 1982. Our principal business is to develop, manufacture and market frozen and other finished Asian food products. In 1982, we acquired a Polynesian restaurant in Columbus, Ohio known as the Kahiki Restaurant. We began a food processing operation in 1988 and in 1995 we opened a 7,000 square foot FDA approved processing facility. In 2000 we sold the restaurant and focused solely on our food processing business. Today, foods sold by us are packaged in bulk and/or frozen containers and include a wide variety of products, including egg rolls, appetizers, fried rice, sauces, meal kits, single serve entrees and family meal entrees. Our products are distributed to foodservice companies and institutions, retail grocery store chains and warehouse club stores. Our principal executive offices are located at 3004 East 14th Avenue, Columbus, Ohio 43219 and our telephone number is (614) 253-3040.

                                Terms of Offering

Securities  Offered:
               Common shares, Common Share Purchase Warrants and Common Share Purchase Options.

Offering Period:
               The common shares, warrants and options are being offered on a "best efforts" basis by the selling shareholders from time to time at prices available in the market.

Common Shares
Outstanding 3,588,848 common shares.

                          Summary Financial Information

    The following information has been derived from our financial statements included elsewhere in this prospectus and should be read in conjunction with such financial statements and the related notes thereto.
                        Year Ended March 31          Year Ended March 31
INCOME STATEMENT DATA           2004                2003             2002
Net Sales               $       14,989,840    $   9,204,684   $   9,374,917
Net Income (loss)       $          676,388          (85,923)         77,451
Net Income Per Share    $             0.23             (.03)            .03

    BALANCE SHEET DATA                     March 31 2004
                                     Actual             Adjusted
Total Assets                    $   13,028,737      $   13,716,851
Working Capital                 $      701,103      $    1,389,217
Long Term Debt                  $    5,148,181      $    4,148,181
Total Liabilities               $    9,680,870      $    8,680,870
Shareholders' Equity            $    3,347,867      $    5,035,981

     (1) Assumes that the warrants and options offered hereby are all exercised.

                                  RISK FACTORS

    Prospective purchasers should carefully consider the following risk factors, in addition to the other information contained in this prospectus, before purchasing the securities being offered.

     Key Personnel - The applied talent and experience of our President, Michael
     C. Tsao, provides the critical management skills necessary to guide and protect our financial and operational well being. Our prospects would be severely affected if Mr. Tsao, for any reason, were unable to continue to perform his duties. For example, it is an event of default under our current bank financing if Mr. Tsao ceases to serve as our President.

     Dividends - We have never paid any cash dividends and there is no assurance that the Company will desire to pay dividends in the future or, if dividends are paid, in what amount. We may decide not to pay dividends in the near future, even if funds are legally available therefore, in order to provide us with more funds for operations. See "DIVIDEND POLICY".

     Control by Current Management - Assuming no exercise of warrants or options, current management owns approximately 57.50% of our outstanding common shares. As a result, current management is in a position to effectively elect all of our Directors and control our affairs and policies.

     The Food Industry is Highly Competitive - We face substantial competition in connection with the marketing and sale of our products. Among our competitors are Tyson Foods, Nestle, ConAgra, Chung's, Schwan's, Pillsbury, Hormel, Windsor Foods and Kikkoman. Each of these competitors is well established, has substantially greater financial and other sources and has greater brand recognition than our products. Because of the high cost of a national marketing programs and limitations on shelf space, we may encounter difficulties in achieving a wide distribution of our products.

     Raw Material Costs - We purchase the raw materials (vegetables, rice and meats) which go into our products from a variety of sources locally and regionally. We have not entered into any long term supply contracts with our raw material suppliers. Increases in the costs of raw materials could have a material adverse effect on our business and our ability to compete with larger, integrated food manufacturers.

     Potential Product Liability - While we endeavor to sell safe products, there is a possibility that a vendor could handle our products improperly or that someone could have an adverse reaction to a product. We maintain commercial general liability insurance in the amount of $1,000,000 per person and $2,000,000 per incident. Although we believe that the amount of insurance coverage is sufficient for our operations, there is no assurance that the coverage will be adequate. Any successful claims against us in excess of our insurance coverage could have a material adverse effect on Kahiki.

     We are Subject to Substantial Governmental Regulations - We are subject to extensive regulations by federal, state and local governmental authorities regarding the quality, purity, manufacturing, distribution and labeling of food products. Our manufacturing facility is subject to regulation and inspection by the United States Department of Agriculture, the United States Food and Drug Administration, and the State of Ohio Departments of Agriculture and Health. A finding of a failure to comply with one or more regulatory requirements can result in the imposition of sanctions including the closing of all or a portion of our facility for a period of time. In addition to licensing requirements, a regulatory agency could declare a food product hazardous or limit its use or require a recall. We believe that we are in substantial compliance with all material governmental regulations regarding our products and that we have all government permits, licenses, qualifications and approvals required for our operations. However, there can be no assurance that we will be able to continue to comply with those regulations, or comply with future regulations, without inordinate costs or interruption of our operations.

     Dependence on Principal Customers - Our ten largest accounts represented 64.4% of our sales in the year ended March 31 2004 and 67.9% of our sales in the year ended March 31, 2003. For the year ended March 31, 2004, Costco represented approximately 26.75%, Meijer's represented approximately 7.12% and Wal-Mart represented approximately 14.5% of our total sales. For the year ended March 31, 2003, Costco represented approximately 11%, Wal-Mart represented approximately 11.3% and Sam's Club represented approximately 20% of our total sales. We do not have contractual arrangements with our principal customers. If these companies cease ordering products from us, our business could be materially adversely affected.

     Limitation on Liability - As permitted by Ohio law, we limit the liability of our officers, directors, and employees from monetary damages from a breach of a such persons' fiduciary duty except for liability in certain circumstances. As a result of our charter provision and Ohio law, Shareholders may have limited rights to recover against officers, directors and employees for breach of fiduciary duty.

     Our business could be adversely affected if we are unable to adequately protect our proprietary technology - The proprietary technology we own or intend to acquire or develop will be one of the keys to our performance and ability to remain competitive. We may rely on a combination of patent, trademark, copyright and trade secret laws to establish and protect our proprietary rights. We will also use technical measures, confidentiality agreements and non-compete agreements to protect our proprietary rights. We may however not be able to secure significant protection for service marks or trademarks we obtain. Our competitors or others could adopt product names similar to ours. Any of these actions by others might impede our ability to build brand identity and could lead to consumer confusion. Our inability to protect our brand name adequately could adversely affect our business and financial condition.

     The steps we take to protect our proprietary information may not prevent misappropriation of our technology, and the agreements we enter into for that purpose might not be enforceable. The laws of other countries may not provide us with adequate or effective protection of our intellectual property.

     We may infringe the proprietary rights of others - Although we believe that our products and technology related to our business do not and will not infringe upon the proprietary rights of any third parties, there can be no assurance that third parties will not assert infringement claims against us. Similarly, infringement claims could be asserted against products and technology that we license, or have the right to use, from third parties. Although any of these claims may ultimately prove to be without merit, the time our management spends addressing those claims and the legal costs associated with those claims could materially and adversely affect our business and results of operations. We may license technology from third parties and it is possible that we could become a party to infringement actions based upon the licenses from those third parties. We will generally obtain representations as to the origin and ownership of such licensed technology and content; however, this may not adequately protect us. Any of those claims, with or without merit, could subject us to costly litigation and the diversion of our management personnel.

     Note:In addition to the above risks, businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this statement, potential investors should keep in mind other possible risks that could be important.

                                 DIVIDEND POLICY

     We have never paid cash dividends on our common shares. Holders of common shares are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefore. Our ability to pay dividends will depend upon our future earnings and net worth. We are restricted by Ohio law from paying dividends on any of our outstanding shares while insolvent or if such payment would result in a reduction of our stated capital below the required amount.

     It is the intention of our Board periodically to consider the payment of dividends, based on future earnings, operating and financial condition, capital requirements and other factors deemed relevant by the Board. There is no assurance that we will be able or will desire to pay dividends in the near future or, if dividends are paid, in what amount. Our Board may decide not to pay dividends in the near future, even if funds are legally available therefore, in order to provide us with more funds for operations. See "DESCRIPTION OF SECURITIES - Common Shares".

                                 USE OF PROCEEDS

We will not receive any proceeds
from the sale of the common shares, warrants or options by the selling shareholders. We will receive up to $1,688,114 if all of the warrants and options are exercised. Any proceeds to be received by us upon the exercise of the warrants or the options will be added to working capital and used to reduce indebtedness and for general corporate purposes. However, there can be no assurance that any or all of the warrants and/or options will be exercised.

                              SELLING SHAREHOLDERS

     The following table sets forth the names of the selling shareholders, their positions with Kahiki Foods, Inc., if any, and the number of common shares, warrants and options owned by each of them. The number of common shares and warrants being registered are all of the common shares and warrants owned by such persons. The common shares currently owned by Mr. Binsky are not being registered at this time. The number of common shares and warrants which may actually be sold by the selling shareholders will be determined from time to time by them, and will depend upon a number of factors, including the price of our common shares from time to time. Because the selling shareholders may offer all, some or none of the common shares, warrants or options that they hold, and because any potential offering by the selling shareholders is not being underwritten, no estimate can be given as to the number of common shares or warrants that will be held by the selling shareholders upon termination of such offering. See "Plan of Distribution." The table sets forth such information as of June 1, 2004, concerning the beneficial ownership of the common shares, warrants and options by the selling shareholders. All information as to beneficial ownership has been furnished by the respective selling shareholders.

                        Number of
                        Common Shares   Number of $2.25   Number of $3.00
Name and Address of     Owned and       Warrants Owned    Warrants Owned    Number of Options    Number of Common   Percentage of
Shareholder             Available for   and Available     and Available     Owned and Available  Shares Owned       Common Shares
(Position with          sale prior to   for sale prior    for sale prior    for sale prior to    subsequent to      Owned subsequent
 Kahiki)                Offering        to Offering       to Offering       Offering             Offering(4)        to Offering(4)
 -------                --------        -----------       -----------       --------             -----------        --------------
Barron Partners         588,235         294,117           294,117           None                 None               None
LP(1) (2)
730 Fifth Avenue
9th Floor
New York, N.Y.
(None)

William Velmer(2)       14,705          None               None             None                 None               None
2274 Arbor Lane #3
Salt Lake City, Utah
(None)

Bob Binsky              299,792(3)      None               None             80,000               299,792            8.37%
20185 E. Country
Club Drive
North Miami Beach, Fl
(Director)


     ---------------------------
     (1) Barron Partners LP is a Delaware limited partnership. The general partner of Barron Partners LP is Barron Capital Advisors LLC, a Delaware limited liability company. Andrew Barron Worden is the managing member of the Barron Capital Advisors LLC.
     (2) Neither Barren Partners LP nor William Velmer has had a material relationship with Kahiki in the past three years.
     (3) These common shares are not being registered or offered pursuant to this prospectus.
     (4)  Assumes that all securities offered are sold


                              PLAN OF DISTRIBUTION

     We will receive no proceeds from the sale of 602,940 common shares, 294,117 $2.25 Warrants, 294,117 $3.00 Warrants or options by the selling shareholders but will receive up to $1,688,114 upon the exercise of the warrants or options. The common shares, the warrants and the options may be sold from time to time to purchasers directly by any of the selling shareholders. None of the selling shareholders have indicated any current plan to distribute the common shares, warrants or options and it is anticipated that they will either offer the common shares, warrants and the options for sale for their own account or retain them for investment. Alternatively, the selling shareholders may from time to time offer the common shares or the warrants through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling shareholders and/or the purchasers of the common shares or the warrants for whom they may act as agent. The selling shareholders and any underwriters, dealers or agents that participate in a distribution of common shares, warrants or options may be deemed underwriters, and any profit on the sale of the common shares, warrants or options by them or any discounts, commissions or concessions received by such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. In the event the selling shareholders enter into an underwriting agreement, we will amend this prospectus to disclose the terms of that underwriting agreement.

     The common shares, the warrants and the options may be sold from time to time in one or more transactions at a fixed offering price or at varying prices determined at the time of sale, or at negotiated prices.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The names of, and certain information with respect to, each of our officers and Directors are as follows:

Michael C. Tsao      53   Chairman of the Board,
                          President and chief Executive Officer    1982
Alice W. Tsao        53   Vice President, Secretary and Director   1982
Dr. Winston Bash     67   Director                                 1993
Alan Hoover          49   Senior Vice President-Sales and
                          Marketing, Director                      1999
Bob Binsky           64   Director                                 1995
Julia A. Fratianne   41   Chief Financial Officer                  N/A
Kenneth H. Kisner    64   Treasurer                                N/A

     All Directors are elected at the Annual Meeting of the Shareholders to serve for one year or until their successors are duly elected and qualified. Officers serve at the pleasure of the Board of Directors.

     The following is a brief summary of the business experience of each of our Directors and executive officers:


     Michael C. Tsao is our President and Chairman and has served in those capacities since 1982. Mr. Tsao has over thirty years of experience in the restaurant industry. He has served in an executive capacity for both full service and fast food restaurants. Prior to 1982, he served as President and General Manager of The Columbus Sheraton Plaza, a 400 room hotel. His experience in the food processing industry includes finance, operations, marketing analysis, purchasing, food preparation and facility management. Mr. Tsao managed and operated the Kahiki Restaurant for more than twenty years. From 1995 to 2000, Mr. Tsao was a director of Cable Link, Inc. (nka A Novo Broadband ) a major supplier of new and used cable tv equipment. Mr. Tsao is a graduate of Pasadena City College (Business Administration).

     Alice W. Tsao is our Vice-President, Secretary and a Director and has served in those capacities since 1982. She has an Associates Degree from the Los Angeles Business College, with a major in computer science. Mrs. Tsao has been active in Kahiki's business with her husband Michael C. Tsao for the past twenty years.

     Dr. Winston Bash has been a member of our Board of Directors since 1993. From 1983-2001 Dr. Bash held various positions with The Ohio State University including being the Director of Food Industries Center (College of Agriculture) and an instructor of several departments with most of the classes majoring in Food Process and Technology. He received his Ph.D., M.S. and B.S., from The Ohio State University. Dr. Bash's past experience prior to 1983 includes owning and operating the Rockford Meat Processing Company in Rockford, Ohio. He also was Vice-President and Production Manager of Friday Canning Corporation in New Richmond, Wisconsin and the General Sales Manager of the FMC Corporation, in the Eastern Operation Food Processing Machinery Division, located in Hoopeston, Illinois. Dr. Bash is also the co-inventor on a patent issued in 1972 on Forced Draft Evaporative Cooling for Hydroflex Sterilizers assigned to FMC Corporation. Dr. Bash is also accredited for many publications on food processing procedures.

     Alan L. Hoover became a Director in September, 1999. Mr. Hoover joined us in May, 1999 as Senior Vice President, Sales and Marketing. Prior to joining us, Mr. Hoover was Vice President, National Accounts for Tenneco Packaging/Pressware in Columbus, Ohio. Mr. Hoover received his B.S. (Administrative Management) from Clemson University and his M.B.A. (Financial Management) from Benedictine University.

     Bob Binsky has been a member of our Board of Directors since 1995. He was a Director and Executive Vice President of Cable Link Inc. (nka A Novo Broadband Incorporated), a major supplier of new and used cable tv equipment, from 1994 to August 2000. From August, 2000 to September, 2002, Mr. Binsky was a Director and Manager of New Business Development of A Novo Broadband, Incorporated. Since October 2002, Mr. Binsky has been a business consultant to various companies.

     Julia A. Fratianne joined us in March, 2004 as our Chief Financial Officer. From 1987 to 2003, Ms. Fratianne held various positions with Metatec, Inc. (nka Inoveris, LLC), a Dublin, Ohio manufacturer of CD-ROMs, most recently as Vice President, Finance. Mr. Fratianne received her B.S. (Accounting) from Miami University and is a certified public accountant.

     Kenneth H. Kisner is our Treasurer and is a graduate of Griswold Business College, with a major in Accounting. Mr. Kisner has been with us for the past fifteen years and prior to that he was controller for the Columbus Sheraton for approximately five years. Mr. Kisner is in charge of management support, payrolls, accounts receivable and payable, and maintaining and updating of all our records.

     The Board of Directors has one committee, the Compensation Committee, which is charged with setting the compensation of our executive officers. The Compensation Committee consists of Bob Binsky, Dr. Winston Bash and our counsel Andrew Federico. We are currently conducting a search for additional Directors. We anticipate forming an audit committee after the Board of Directors is increased.

     All Directors are elected at the Annual Meeting of the Shareholder to serve for one year or until their successors are duly elected and qualified. Officers serve at the pleasure of the Board of Directors.

     Outside Directors of the Company are paid $500 for each Board of Director's meeting personally attended. No fees are paid to directors for participation in telephonic meetings of the board or actions taken in writing.

                   Indemnification of Directors and Officers

     Our Amended Articles of Incorporation provide that Kahiki shall indemnify any Director or Officer (and may indemnify any other employee or agent of Kahiki or of another entity) who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, employee, or agent of Kahiki or is or was serving at the request of Kahiki as a director, officer, trustee, employee or agent of another company, domestic or foreign, non-profit or for-profit, partnership joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Kahiki, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of Kahiki.

     Determination of rights to indemnification shall be made by a majority vote of a quorum of the directors, or by the court in which such action, suit or proceeding was brought.

    We may obtain and maintain liability insurance against liabilities of its directors, officers, employees and agents, sufficient to cover its obligations under these indemnification provisions, and may obtain such liability insurance for liabilities of such persons not subject to any obligations of Kahiki under these indemnification provisions.

     The indemnification provided thereunder shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement or vote of shareholders or disinterested directors. In addition, if at any time the Ohio Revised Code ("Code") shall have been amended to authorize further elimination or limitation of the liability of directors or officers, then the liability of each director and officer of Kahiki shall be eliminated or limited to the fullest extent permitted by sucyh provisions, as so amended, without further action by the shareholders, unless the provisions of the Code require such action. The provision does not limit the right of Kahiki or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Kahiki pursuant to the Articles of Incorporation, or otherwise, Kahiki has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of June 1, 2004, certain information concerning stock ownership of all persons known by us to own beneficially five percent (5%) or more of our outstanding common shares, and each director or officer and all officers and directors as a group:

Name and Address of               Number of Common        Percent of
Beneficial Owner                  Shares Owned(1)         Class
----------------                  ---------------         -----
Michael C. Tsao                   1,735,600(2)            36.58%
3004 East 14th Ave.
Columbus, Ohio  43219

Alice W. Tsao                     1,735,600(2)            36.58%
3004 East 14th Ave.
Columbus, Ohio  43219

Dr. Winston Bash                  64,922                  1.37%
4093 Roselea Place
Columbus, Ohio 43214

Bob Binsky                        498,392                 10.50%
20185 E. County Club Dr.
North Miami Beach, Fl 33180

Alan Hoover                       296,666                 6.25%
3004 E. 14th Ave.
Columbus, Ohio  43219

Kenneth H. Kisner                 38,250                  81%
3004 E. 14th Ave.
Columbus, Ohio  43219

Barron Partners LP                1,176,469(3)            24.79%
730 Fifth Ave., 9th Floor
New York, New York 10019

Officers and Directors as         2,633,880               55.51%
a Group (7 Persons)


     (1) Unless otherwise provided, the stated number of shares are owned directly by the person named. Shares shown include the following shares subject to options currently exercisable: Mr. Tsao, 12,000 shares; Ms. Tsao, 12,000 shares; Dr. Bash, 52,600 shares; Mr. Binsky, 198,600 shares; Mr. Hoover, 270,666 shares; and Mr. Kisner, 28,000 shares.

     (2) Michael C. Tsao and Alice W. Tsao are husband and wife. The listed shares include 700,600 shares owned directly by Alice W. Tsao with respect to which Michael C. Tsao disclaims beneficial ownership and 1,035,000 shares owned by Michael C. Tsao with respect to which Alice
          W. Tsao disclaims beneficial ownership.

     (3) Includes shares issuable upon the exercise of 294,117 $2.25 Warrants and 294,117 $3.00 Warrants.

                            DESCRIPTION OF SECURITIES

Common Shares

     Our authorized capital consists of 10,000,000 common shares, without par value. As of the date hereof, 3,588,848 common shares are outstanding. In addition, 668,234 common shares are reserved for issuance upon exercise of the warrants and options.

    Each holder of common shares is entitled to one vote for each share held on any matter properly submitted to the shareholders for a vote but is not entitled to vote cumulatively in the election of directors. The holders of common shares do not have any preemptive, subscription or redemption rights. The holders of common shares are entitled to receive dividends if, as and when declared by the Board of Directors. See "DIVIDEND POLICY".

 Warrants

     We have authorized the issuance of 294,117 $2.25 Warrants. Each $2.25 Warrant is immediately exercisable and entitles the holder thereof to purchase one common share at an exercise price of $2.25 per share until February 27, 2009. Additionally, we have authorized the issuance of 294,117 $3.00 Warrants. Each $3.00 Warrant is immediately exercisable and entitles the holder thereof to purchase one common share at an exercise price of $3.00 per share until February 27, 2009. The number of shares to be received upon exercise, and the exercise price, are subject to adjustment in the event of a corporate reorganization, restructuring, share dividend or other corporate action, to maintain the rights of the warrant holders substantially as if such action had not occurred.

     In addition, the exercise price of the warrants is subject to increase or decrease based on Kahiki's earnings from recurring operations, before any non-recurring income or loss, before income tax, depreciation and amortization (EBITDA). The exercise price of unexercised $2.25 Warrants are subject to adjustment based on Kahiki's nine month EBITDA for the period ended September 30, 2004, in a straight line from $2.75 at an EBITDA of $3.15 million or more to $.25 at an EBITDA of $1.929 million or less. The exercise price of unexercised $3.00 Warrants are subject to adjustment based on Kahiki's twelve month EBITDA for the period ended March 31, 2005, in a straight line from $3.50 at an EBITDA of $4.2 million or more to $.25 at an EBITDA of $2.572 million or less.

     We have the right to require the exercise of the $2.25 Warrants at any time until February 27, 2005 if the market price of our common shares equals or exceeds $3.50 per share for 20 consecutive days. We have the right to require the exercise of the $3.00 Warrants at any time until February 27, 2005 if the market price of our common shares equals or exceeds $5.50 per share for 20 consecutive days. In both cases, the holder must either exercise or transfer the warrant within 10 days (and such transferee exercise the warrant within 30 days) or the warrant will expire.

     The common shares underlying the warrants are being registered pursuant to this prospectus. We have reserved 588,234 common shares for issuance upon the exercise of the warrants.

Options

     We have authorized the issuance of 80,000 Common Share Purchase Options, each option entitling the holder thereof to purchase one common share at an exercise price of $1.80 per share until January 24, 2006. The number of shares to be received upon exercise, and the exercise price, are subject to adjustment in the event of a corporate reorganization, restructuring, share dividend or other corporate actions, to maintain the rights of the option holders substantially as if such action had not occurred. We have reserved 80,000 common shares for issuance upon the exercise of the options.

     The common shares underlying the options are being registered pursuant to this prospectus.

Certain Statutory Provisions

     Section 1701.831 of the Ohio Revised Code generally provides that certain "control share acquisitions" of shares of an "issuing public corporation" may be made only with the prior authorization of the shareholders of the corporation, unless the articles or code of regulations of the corporation otherwise provide. In addition, Chapter 1704 of the Ohio Revised Code, known as the "merger moratorium" chapter, generally prohibits a wide range of business combinations and transactions between or involving an issuing public corporation that is a reporting company under the Securities Exchange Act of 1934 and a person who, alone or with others, beneficially owns 10% or more of the voting power of the corporation (an "interested shareholder"). A corporation may provide in its Articles of Incorporation that Chapter 1704 shall not apply to the corporation. In addition, if the corporation's board of directors has approved the interested shareholder's acquisition of his shares or has approved the specific business combination or transaction in question, the general prohibitions of Chapter 1704 do not apply.

     Our Amended Articles of Incorporation and Code of Regulations do not contain any language excepting us from the provisions of Section 1701.831 or Chapter 1704 of the Ohio Revised code, and therefore both are applicable to us.

LEGAL PROCEEDINGS

     We are not currently engaged in any material legal proceedings.

LEGAL MATTERS

     The validity of the common shares, warrants and options offered hereby will be passed upon for us by Carlile Patchen & Murphy LLP, Columbus, Ohio. Andrew J. Federico, of counsel to Carlile Patchen & Murphy LLP, holds options to purchase 52,600 of our common shares.

BUSINESS

    This Registration Statement contains certain forward-looking statements including without limitation, statements concerning our operations, economic performance, financial condition and prospects, including in particular statements relating to our growth strategy. The words "estimate," "project," "intent," "believe," "expect," "anticipate," and other similar expressions generally identify forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this statement. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including, without limitation, those risk factors identified below and elsewhere in this statement. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in our business or growth strategy or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various competitive factors. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of the risk factors described below and elsewhere in this statement. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this statement will in fact occur. We disclaim any obligation to update or revise any of these forward-looking statements.

     Kahiki Foods, Inc. was incorporated under the laws of the State of Ohio in June 1982 for the primary purpose of acquiring a full-service restaurant in Columbus, Ohio known as the Kahiki Restaurant. The restaurant was founded in 1961 as a theme based Polynesian restaurant. The exterior roof resembled a massive Polynesian war canoe and the interior ceilings reached 60 feet in height. The restaurant's decor included authentic Polynesian artifacts, stone tiki gods and an authentic outrigger canoe. The restaurant was recognized as one of the Top 10, Five Star Diamond restaurants in the Asian-Pacific category. It won the Millennium Award as one of the Top 100 restaurants of the 20th Century and was named the top Polynesian restaurant in America in the 20th Century.

     From 1982 to 1988, our sole business was operation of the Kahiki Restaurant. We began a food processing operation in December of 1988 to manufacture and process frozen and other finished Chinese/Polynesian foods for wholesale distribution. Initially, production facilities consisted of part of the basement and food preparation areas of the Kahiki Restaurant. No automation was used in the production process, meaning all of the products distributed were processed completely by hand. In 1995, we opened an approximately 7,000 square foot automated food processing facility that received FDA approval.

     In the summer of 2000, we sold the land that the restaurant was located on, closing the restaurant on August 26, 2000. In September 2000, a medium sized (22,000 square feet) USDA approved food processing facility was opened.

     In December 2002, we acquired an existing approximately 119,000 square foot building on approximately 14.1 acres of land in Gahanna, Ohio a suburb of Columbus. We are currently renovating and equipping this facility to meet FDA regulations for the manufacture of food products. Upon completion, the facility will be used to prepare, freeze, package, store and ship our products, and house our administrative offices.

     We manufacture and sell oriental foods packaged in bulk and frozen containers. We have a wide variety of offerings which include: Egg Rolls, Appetizers, Fried Rice, Sauces, Stir-fry Meal Kits, Single Serve Entrees, and Family Meal Entrees. All of the foregoing products are marketed at the retail and bulk institutional levels.

     In March 2001, Kahiki was named "Best Asian Handheld Foods" by the American Tasting Institute during their "Awards of the Americas" ceremony at Carnegie Hall. Kahiki was awarded their prestigious "Best of Show" and "Gold Medal Taste" awards for several entrees, including egg roll and potsticker frozen food products.

     Our products are produced and distributed to three broad market segments: foodservice, retail and warehouse clubs. Product mix and packaging is directed to each of those segments.

    The Foodservice segment entails the distribution of bulk institutional products to wholesale distributors, academic and governmental institutions and restaurants. Products in this category may also be redistributed by wholesale distributors to their own retail accounts. Our major customers in this segment include Gordon Food Service, Best Express, Abbott Foods/Sysco, Magic Wok, Orlando Foodservice, and U.S. Foodservice. The foodservice segment represented approximately 9.27% of our revenues in fiscal year 2003 and approximately 9.25% of our revenues in fiscal year 2004.

     The Retail segment entails the distribution of both bulk institutional products and individually packaged products to grocery store chains for sale to consumers. These products are generally sold in the delicatessen or frozen food sections of the grocery store. We may call directly on the grocery store chain or utilize a food broker. Our major customers in this segment include The Kroger Company, Albertson's, C&S Wholesale, H.E. Butt, Publix, Meijer, Smart & Final, SuperValu, Wakefern and Wal-Mart Supercenters. The retail segment represented approximately 51.28% of our revenues in fiscal year 2003 and approximately 70.73% of our revenues in fiscal year 2004.

     The Warehouse Clubs segment entails the distribution of bulk retail products to warehouse clubs for sale to consumers and small businesses. These products are generally in larger servings and are sold in the delicatessen or frozen food sections of the store. We may call directly on the chain or utilize a food broker. Our major customers in this segment included Sam's Club and Costco. The warehouse club segment represented approximately 28.90% of our revenues in fiscal year 2003 and approximately 31.28% of our revenues in fiscal year 2004.

Products

     Our products are segmented into three main categories. They are as follows:

     * CONVENIENCE MEALS. Includes 11 oz. single serve entrees, 11 oz. "Deli Entrees", 12 oz. "Bowl & Roll Combos", 24oz "Meals for Two" entrees, 32 oz. "Twin Packs" 40 oz "Asian In Minutes" kits, and 48 oz. "Family Meals."
     *    HAND-HELD  PRODUCTS.  Includes  egg  rolls,  potstickers,   and  other
          appetizers.
     * FOODSERVICE PRODUCTS. Includes meal components such as fried rice, marinated meats, tempura meats, and Pacific Rim sauces.

     Convenience meals currently account for 56.64% of sales, hand-held products 34.11%, and foodservice products 9.25%.

     Our retail, deli and warehouse club product lines include:

     * ENTREES: 11 oz. single serve, 11 oz. "Deli Entrees," 12oz. Bowl & Roll combos, 24 oz. "Meals for Two" entrees, 32 oz. "Twin Packs" 40 oz. "Asian In Minutes" kits, and 48 oz. "Family Meals."
     * EGG ROLLS: 3 oz. Egg rolls, 1 oz. Minis, and individually wrapped 3 oz. Egg rolls using a suscepter sleeve.
     *    APPETIZERS: POTSTICKERS, Tempura Chicken, and Tiki Bites.
     *    PLATTERS: 28.5 oz. "Aloha Party Platters" and 37.5 oz. "PuPu Platter."

     Our foodservice product lines include:

     * EGG ROLLS: Bulk packed 3 oz. Egg rolls, 1 oz. Minis and individually wrapped 3 oz. Egg rolls "To-Go!" using a suscepter sleeve.
     * APPETIZERS: Bulk packed potstickers, Tempura Chicken and Tiki Bites plus the "Appetizers To-Go Line" [for vending and C-Stores].
     *    STIR-FRY MEAL KITS: 3-component system that can feed 9-12 people.
     * PACIFIC RIM SAUCES: Eight varieties of institutional size stir-fry sauces packed frozen and five shelf stable bottled sauces.
     * MEATS: Bulk packed meat components (cooked, sliced and marinated, or tempura style).
     * RICES: Premium fried rice and steamed white rice.

Key Product Attributes

     * CONVENIENCE. Ease of use through the microwave oven is a significant factor for consumers and institutional foodservice operators. Our product line requires simple preparation and heating steps. Virtually every product is ready-to-serve within 20 minutes, providing quick and easy meal solutions for our customers.
     * AUTHENTIC TASTE AND STRONG FLAVOR PROFILES: We employ recipes and sauces used in the award-winning Kahiki restaurant to enhance the authenticity of our products. This allows us to achieve the best aroma, appearance, and flavor profile for our products.
     * HEALTH: Health conscious consumers generally recognize Pan Asian foods as offering health benefits. Kahiki does not use preservatives such as MSG and we only use the highest quality ingredients.
     * PACKAGING: Our products are enhanced through the use of modern packaging innovations, techniques, and graphics designs. We also utilize packaging that is environmentally responsible. Kahiki products incorporate bold, colorful graphics that command shelf attention.

Pricing

     Our pricing strategy focuses on avoiding price competition; this is accomplished in three ways. First, since the products are positioned in the gourmet and specialty food category, the shopper is conditioned not to make direct price comparisons with ordinary Asian foods. Second, by providing shoppers with a superior quality product, not only is the specialty status reinforced but consumers expect to pay a premium price if they are convinced that they are receiving far greater value than is available in the rest of the market. Finally, we focused our efforts on non-price competition, such as packaging and promotional activities, as a means of boosting sales revenue. Even though retail outlets are free to choose their own policies, this non-price competition is essential in encouraging them not to engage in price competition.

     This pricing strategy also provides greater long term flexibility through the growth curve of our products. As changes occur in customer demand, the market supply pricing policies will require revision. There is usually less customer resistance in starting with a premium price and revising it downward than by starting with a low price and attempting to increase it.

Distribution

     We ship directly to customers or to their distribution facilities. Some retail accounts employ a distributor because they do not own an in-house distribution warehouse. We will ship to their chosen distributor in this case. On the foodservice side of our business, we ship to various distributors who stock our products and re-sell them to end-users such as small restaurant operators, casinos, vending machine operators, etc.

Marketing

     We primarily advertise in trade journals such as Frozen Food Age, Deli Business, and Refrigerated & Frozen Food Retailer. These advertisements are generally a full page, in color, and focus on creating awareness of our products to the buyers and category managers at retail supermarkets. We market our products to various channels such as retain supermarkets (frozen food section, meat department, and deli grab & go section), dollar stores, convenience stores, membership warehouse clubs, and foodservice operators. We have a direct sales force of four sales managers with specific areas of responsibility. They direct the efforts of approximately 40 broker groups across the United States and Mexico. Our sales force will meet with buyers and category managers in an effort to sell our products to them.


Regulations

     Our food processing facilities are subject to various federal, state and local regulations and inspection, and to extensive regulations and inspections, regarding sanitation, quality, packaging and labeling. Our manufacturing facility is subject to regulation and inspection by the United States Department of Agriculture, the United States Food and Drug Administration, and the State of Ohio Departments of Agriculture and Health. A finding of a failure to comply with one or more regulatory requirements can result in the imposition of sanctions including the closing of all or a portion of our facility for a period of time. In addition to licensing requirements, a regulatory agency could declare a food product hazardous or limit its use or require a recall. We believe that we are in substantial compliance with all material governmental regulations regarding our products and that we have all government permits, licenses, qualifications and approvals required for our operations.

 Competition

    We operate in a competitive environment and many of our competitors have greater financial, distribution and marketing resources. The oriental frozen food business is currently dominated by a select number of competitors of considerable size and financial resources, including Tyson Foods, Nestle, ConAgra Chung's, Schwan's Pillsbury, Hormel, Windsor Foods, and Kikkoman. Our market share in the retail entree business is less than 1%. In the frozen egg roll category, our market share is approximately 7%. All of these competitors have strong brand name recognition in the markets they serve. We believe that our quality products, pricing and niche marketing strategies will permit it to maintain a strong competitive position in its market.

 Suppliers

     Perishable food items, including meat, sea food, dairy and produce, are purchased locally or regionally by us. We have not experienced any material shortages of food or other products necessary to our operations and do not anticipate such shortages in the foreseeable future. We are not dependent upon any particular supplier or suppliers as a source for ingredients used in our products or for other items used in our operations.

Employees

     As of March 31, 2004, we had approximately 121 full-time employees. Of these, 101 were involved in food processing operations and 20 in management and administrative capacities. We consider our employee relations to be good, and to date we have not experienced a work stoppage due to a labor dispute. None of our employees is represented by a labor union.

Trademarks

     We currently have four active registered trademarks including our logo "KAHIKI" in three different classifications and the phrase "ASIAN IN MINUTES" with respect to prepared foods. We also have a pending active registrations for "BOWL & ROLL" and "IT'S ASIAN TONIGHT", both of which we expect to have finalized in the very near future.

Research and Development

     We maintain a continuing research and development program to improve existing products and to develop new products. At the present time, 2 of our employees are directly involved in research and development. During fiscal years 2002, 2003, and 2004, we estimate that we spent $101,000, $82,000 and
$34,561,respectively, on research and development activities.

                                    PROPERTY

     We currently lease an approximately 22,000 square foot facility at 3004 East 14th Avenue, Columbus, Ohio. The lease requires monthly payments of $6,400 and runs through January 2005. We have the option to renew the lease for two additional three year terms. The structure currently meets FDA regulations for the manufacture of food products. The building houses equipment for preparing, freezing, packaging and storing our products, and our administrative offices. The current facilities are adequate for our present needs but will not be sufficient for our long term plans. Upon moving to the Gahanna, Ohio facility, described below, we will attempt to sub-lease the Columbus, Ohio facility. There can be no assurance that we will be successful in attracting a tenant for the remaining term of the lease.

     In December 2002, we acquired an existing approximately 119,000 square foot building on approximately 14.1 acres of land in Gahanna, Ohio at a cost of $2.25 million. We are currently renovating and equipping this facility to meet FDA regulations for the manufacture of food products. We expect to have spent $5.36 million on this renovation and the purchase of equipment when the facility opens. The State of Ohio holds a first mortgage and security interest in the land and equipment of the facility.

     Upon completion, the Gahanna facility will be used to prepare, freeze, package, store and ship our products, and house our administrative offices. We expect to commence operations in the new facility in June, 2004. Upon completion, the facility is expected to meet our needs for the foreseeable future. However, to avoid any production lapses, we do intend to occupy both the Columbus and the Gahanna facility until we are certain that the Gahanna facility is fully functional.

    Management believes that our properties are adequately covered by insurance.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

    Kahiki was founded in 1961 as a theme based Polynesian restaurant. It was recognized as one of the top restaurants in Asian-Pacific category. In 1995, we built a small (7,000 sq ft) USDA approved food-manufacturing facility on the restaurant site and began to market frozen Polynesian/Asian foods for wholesale distribution under the Kahiki(R) brand for retail and foodservice markets.

     In 2000, the Kahiki was named "The Coolest Bar in the World" by Food & Wine Magazine and "The Best Polynesian Restaurant in the World" by Restaurant & Hospitality Rating Bureau. In June 2000, we sold the land that the restaurant was located on to Walgreen's for $2,000,000, and we closed the restaurant on August 26, 2000. Since September 2000, we have concentrated on manufacturing of frozen foods and a medium sized (22,000 square foot) USDA approved facility was opened.

     For the year ended March 31, 2001, our highlights were disposing of assets like equipment, land, and building where the restaurant and plant were located, ceased our restaurant operation, declared stock dividends of 3 for 1 to all shareholders, opened a new processing plant, established a new corporate office, assembled a strong sales team, invested over $1,479,728 into leasehold improvements, processing equipment, and research and development.

     In December 2002, we arranged a state economic development bond with the State of Ohio for 4.18 million dollars. The proceeds were used to purchase a large production facility in the form of a 119,000 square foot food processing plant for 2.25 million dollars. The balance of the bond was used for leasehold improvements and equipment which sum had to be supplemented by additional funds from us in order to continue the project to completion. We have, or will have spent an additional $1.6 million on leasehold and expenses and expect to be open for operation in June of this year. We believe that this facility will meet our needs for the foreseeable future without having to expand the facility. If necessary, the property has an additional 17 acres for possible sale or expansion. The lease on our present 22,000 square foot facility will terminate in January 2005. We expect we will run somewhat parallel in operations until we are confident that all systems in the new facility are operating properly.

     In May of 2003, we delivered a two-for-one split for all shareholders.

     In February of 2004, we arranged the sale of 588,235 units ($1,000,000), consisting of 588,235 of our common shares and 588,234 of our warrants, to Barron Partners LP of New York and 14,705 ($25,000) to Bill Velmer of Salt Lake City, Utah at $1.70 per share.

     The transaction also included 294,117 Warrants at exercise prices from $2.25 to $2.75 depending on Kahiki EBITDA from January 1, 2004 to September 30, 2004 and for 294,117 Warrants at exercise prices from $3.25 to $3.75 depending on our EBITDA from January 1, 2004 to December 31, 2004. In certain circumstances, the warrants may be exchanged at $.25 if our EBITDA falls below certain criteria. The expenses associated with this offering included $70,000 to Laconia Capital and 30,000 Warrants to Laconia Capital for services as our placement agent. We are required to keep the common shares and warrants registered for a period of two years. We may require Barron Partners to exercise the warrants or lose them if the market price of our common shares exceeds $3.50, with regard to the $2.25 Warrants, and $5.50, with regard to the $3.00 warrants, for 20 consecutive days.

     In March of 2004, we sold a small warehouse for $110,000 and realized a gain of $75,271 on the sale.

     Currently, we have three marketing segments throughout the country; retail, foodservices, and warehouse clubs. Key customers in retail supermarket segments are: Wal-Mart Supercenters, The Kroger Co., Albertson's , C & S Wholesale, H.E. Butt, Publix, Meijer, Smart & Final, SuperValu, and Wakefern; in foodservice segments are: Gordon Food Service, Best Express, Abbott Foods/Sysco, Magic Wok, Orlando Food Service, and U.S. Food Service; and in warehouse clubs segments are: Sam's Club and Costco.


     Our current activities include:

     * Product research and development * Development of markets and distribution * Market search of strategic alliances * Development of corporate infrastructure
     * Production of high quality Asian products under USDA guidelines

                 DISCUSSION OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

     Revenues are recognized when the goods are delivered.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Cash

     For purposes of the statements of cash flows, cash includes cash on hand and demand deposits held by banks.

     We maintain our cash in three accounts with one financial institution. The carrying value is a reasonable estimate of the fair value.

Marketable Trading Securities

     Management determines the appropriate classification of marketable securities at the time they are acquired and evaluates the appropriateness of such classification at each balance sheet date. Our marketable securities are classified as trading. Trading securities are held for resale in anticipation of short-term fluctuations in market prices and are held at market value. Realized and unrealized gains and losses on the marketable securities are included in income.

     Marketable securities consist of a $30,000 certificate of deposit and an equity mutual fund with a cost basis of $555,032 as of March 31, 2004. The unrealized loss as of March 31, 2004 was $19,553.

Accounts Receivable - Trade

     Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within 15 days of the invoice date. Accounts receivable are stated at the amount billed to the customer. Customer account balances 60 days past the invoice date are considered delinquent. Payments received for accounts receivable are allocated to the specific invoices identified on the customer remittance advice or, if unspecified, are applied to the earliest unpaid invoices. We do not charge interest on past due account balances.

     The carrying amount of accounts receivable is reduced when necessary, by a valuation allowance that reflects management's best estimate of the amount that will not be collected. Management individually reviews all customer account balances on a monthly basis, and based on an assessment of current credit worthiness, estimates the portion, if any, of the balance that will not be collected. After management's review of all accounts receivable balances, management believes all amounts are collectible and a valuation allowance is not necessary.

Inventories

     Inventories consist of perishable food products and paper supplies. The inventories are valued at the lower of cost (first-in, first-out method) or market. Impairment and changes in market value are evaluated on a per item basis.

     If the cost of the inventory exceeds the market value evaluation based on total inventory, provisions are made for the difference between the cost and the market value. Provision for potential obsolete or slow moving inventory is made based on analysis of inventory levels, age of inventory and future sales forecasts.

Property and Equipment

     Property and equipment is carried at cost, less accumulated depreciation computed using the straight-line method. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Property and equipment are depreciated over their estimated useful lives of 5 to 39 years.

Earnings Per Share

     Earnings per share are computed on the weighted average number of common shares outstanding including any dilutive options.

Long-Term Debt

     Long-term debt is subject to certain covenants and restrictions including maintenance of certain financial requirements. Rates currently available from the bank for debt with similar terms and remaining maturities are used to estimate the fair value of the debt. Our carrying value approximates the fair value of the debt.

Stock Options

     We apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for our stock option plan for employees, consultants and the outside directors. The vesting period of the options granted range from immediately exercisable to four years. Accordingly, no compensation cost has been recognized in the accompanying financial statements for options issued under the plan since the exercise price of the options was equal to the market value of the shares at the date of grant.

Lease Commitments

     We lease a facility used for our wholesaling operations under an agreement that is accounted for as an operating lease. This lease requires monthly payments of $6,400 through January 2005. We have the option to renew for two additional three-year terms.

     We also lease manufacturing equipment under operating lease agreements. These leases expire at various dates through 2008 and require total monthly payments of $18,621.

            RESULTS OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 2004

     The following table contains certain amounts, expressed as a percentage of net revenues, reflected in our statements of income for the years ended March 31, 2004 and 2003.:

YEARS ENDED MARCH 31                               (in %)
                                                    2004        2003
                                                   ------      ------
Revenues..................................            100         100
Cost of revenues..........................             69          72
                                                   ------      ------
Gross profit..............................             31          28
Operating Expenses........................             23          29
                                                   ------      ------
Income from operations....................              8          (1)
Interest expense..........................             (1          (1)
Interest and dividend income..............              0           1
Net Gain (less) on marketable securities..              0           0
                                                   ------      ------
Income from continuing operations before
Income tax................................              7          (2)
Income tax................................              2          (1)
                                                   ------      ------
Net income                                              5          (1)
                                                   ======      ======

Revenues

     Revenues for the year ended March 31, 2004 were $14,989,840 compared to $9,204,684 revenues for the comparable year ended March 31, 2003. The increase is primarily due to food manufacturing sales efforts with the increase of new accounts, both retail and club stores, and due to the introduction of new items.

Cost of Goods

     The gross margin on sales of products was $4,714,966 for the year ended March 31, 2004 compared to $2,570,646 for the year ending March 31, 2003. Gross margins vary widely depending on factors such as the product commodity prices and labor costs for the item produced. The mass production of product line to club markets resulted in high efficiency, the higher volume of business also resulted in greater efficiencies, consequently a higher margin was achieved in 2004. We expect that the gross margins of the last twelve months reflect fairly our present volume and could improve as revenues continue to grow.

Operating Expenses

     Operating expenses for the year ended March 31, 2004 were $3,548,295 compared to $2,648,616 for the comparable period in 2003,which is an increase of $899,679 or 34%. Most of the increase was attributable to marketing and advertising expenses, which increased to $2,134,000 in 2004 from $1,486,000 in 2004, or 44%.

Research and Development

     Expenditures of $34,561 for the year ended March 31, 2004 compared to $82,000 for the year ended March 31, 2003, a decrease of 58%. The decrease was due to our concentration on the construction of our new facility and the introduction of fewer new products during the year. We expect research and development activities to increase once we are in the new facility.

Net Income

     Our net income for the year ended March 31, 2004 was $676,388, as compared to a loss of $85,923 for the year ended March 31, 2003.

Conclusions

    Our management believes that the year ended March 31, 2004 show our trend is up and we expect this to continue with our recent introduction of new items; and the improved results from our expanded marketing team.

YEARS ENDED MARCH 31, 2003

     The following table contains certain amounts, expressed as a percentage of net revenues, reflected in our statements of income for the years ended March 31, 2003 and 2002:

YEARS ENDED MARCH 31                (in %)
                                     2003           2002
                                    ------         ------
Revenues...........................    100           100
Cost of revenues...................     72            68
                                    ------         ------

Gross profit.......................     28            32
Operating expenses.................     29            30
                                    ------         ------

Income (loss) from operations......     (1)            2
Interest expense...................     (1)           (1)
Other Income.......................      0             0
                                    ------         ------

Income before income tax...........     (2)           (1)
Income tax.........................      1             0
                                    ------         ------

Net income                              (1)            1
                                    ======         ======

Revenues

     Revenues for the year ended March 31, 2003 were $9,204,684, a 2% decrease from the previous year when revenues totaled $9,374,914. We stopped selling to one of our major club stores, but generated enough new business among many smaller accounts to keep our sales almost level.

Cost of Goods

     The gross margin on sales of products was 28% for the year ended March 31, 2003 compared to 32% for the same period in 2002. Gross margins on our various products vary widely and are affected by both commodity prices and labor supply for the period. Gross margins decreased for the year ended March 31, 2003 due to lower sales and accelerated depreciation expense on assets to be abandoned.

Operating Expenses

     Operating expenses for the year ended March 31, 2003 were $2,679,362 compared to $2,834,939 for the same period ended March 31, 2002 and decreased by 5% due to product concentration.

Research and Development

     Expenditures for research and development of $82,000 for the year ended March 31, 2003 were down 19% compared to 101,000 for the year ended March 31, 2002. The decrease was due to the introduction of fewer new products during the year.

Net Income

     Our net loss for the year ended March 31, 2003 was $(85,923) compared to net income of $77,541 for the year ended March 31, 2002. Lower sales and accelerated depreciation on assets to be abandoned contributed to the net loss for the year ended March 31, 2003.

LIQUIDITY AND CAPITAL RESOURCE

Bank Financing Matters

     We had two lines of credit from various banks totaling $1,200,000. As of March 31, 2004, $1,000,000 was outstanding, compared to $1,037,396 at March 31, 2003. A $100,000 line of credit was paid off in March, 2004. The $1,100,000 line of credit accrues interest at a rate equal to the prime rate of the bank, and was scheduled to mature on May 19, 2004. On May 18, 2004 the $1,100,000 line of credit was extended for three months. On June 2, 2004, the $1,100,000 line of credit was paid off.

     On June 1, 2004, we entered into a two year agreement with a bank for a revolving loan facility. The borrowing base of the revolving loan facility is limited to the lesser of (i) $2,500,000 or (ii) the sum of (A) 85% of eligible accounts receivable, plus (B) 50% of eligible inventory. The line will be used to pay off the existing $1,100,000 line, and provide working capital. The revolving loan matures on May 31, 2006.

     Our receivables as of March 31, 2004 were $1,964,941 compared to $607,248 for the period ended March 31, 2003. Our payables for March 31, 2004 were $1,905,171 compared to $785,198 for the period ended March 31, 2003. The increases were the result of increased sales.

     In December 2002, we arranged a state economic development bond with the State of Ohio for 4.18 million dollars. The bond matures December 1, 2022, and with interest rates and maturity dates as follows: $1,100,000 matures December 1, 2010 at an interest rate of 4.55%; $1,040,000 matures December 1, 2015, at an interest rate of 5.25%; and $2,040,000 matures December 1, 2022, at an interest rate of 5.85%. The proceeds were used to purchase a large production facility in the form of a 117,000 square foot food processing plant for 2.25 million dollars. The balance of the bond was used for building improvements and equipment, which sum had to be supplemented by additional funds in order to continue the project to completion.

     During the fiscal year ended March 31, 2004, we spent $3,108,168 in building improvements and equipment and anticipate an additional $1,100,000 to complete the new plant for occupancy. We anticipate funding the additional $1,000,000 through cash on hand, and cash flow generated from operations. During the year ended March 31, 2004, $1,815,000 was drawn on the bond, completing the $4.18 million financing.

     During the year ended March 31, 2004, we sold a marketable security, providing $536,000 in cash.

     We have raised approximately $862,000 in equity in February of 2004.


                           FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements. Such statements are not based on historical facts and are based on current expectations, including, but not limited to statements regarding our plan for future development and the operation of our business. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or forecasted. Among the factors that could cause actual results to differ materially are the following: a lack of sufficient capital to finance our business plan on commercially acceptable terms; changes in labor, equipment and capital costs; our inability to attract strategic partners; general business and economic conditions; and the other risk factors described from time to time in our reports filed with the Securities and Exchange Commission. You should not rely on these forward-looking statements, which reflect only Kahiki Food's opinion as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 24, 2004, our Board of Directors authorized the issuance of options to purchase 80,000 common shares at an exercise price of $1.80 per share (the then-current market price) to Bob Binsky (a Director) for consulting services rendered to us. Mr. Binsky is consulting with Kahiki on financing options, financial matters and public relations. Each option is exercisable through January 23, 2006.

     On August 18, 2003, Alice Tsao, an officer and Director, loaned Kahiki $150,000 pursuant to a Subordinated Promissory Note bearing interest at the prime rate announced from time to time by Bank One, N.A., plus two percent. The promissory note matures on February 1, 2005, and is subordinated to all indebtedness of Kahiki to financial institutions.

     On April 18, 2003, our Board of Directors authorized the issuance of options to purchase 3000 common shares each at an exercise price of $1.30 per share (the then-current market price) to Dr. Winston Bash and Bob Binsky (each a Director) and Andrew J. Federico (our counsel). Each option is exercisable through April 18, 2008.

     On April 18, 2003, our Board of Directors declared a share dividend of one share for every share outstanding to shareholders of record as of May 1, 2003.

     On August 12, 2002, our Board of Directors authorized the issuance of options to purchase 3000 common shares each at an exercise price of $1.25 per share (the then-current market price) to Dr. Winston Bash and Bob Binsky (each a Director) and Andrew J. Federico (our counsel). Each option is exercisable through August 12, 2007.

     Options granted to Messrs. Binsky, Bash and Federico in 2003 and 2002 (as noted above) were in recognition of their service to the Board of Directors and on the Board's compensation committee. Each of the options were issued at market price, and no compensation was recorded.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

     Our common shares are currently traded on the OTC Bulletin Board. The range of high and low bids for our common shares for each quarter of the last two fiscal years is as follows:

                              Bid(1)(2)
Quarter Ending          High            Low
------------------      -----           -----
March 31,2004           $3.60           $0.55
December 31,2003        $1.01           $0.40
September 30, 2003      $0.60           $0.40
June 30, 2003           $1.00           $0.50
March 31, 2003          $0.65           $0.63
December 31, 2002       $0.68           $0.63
September 30, 2002      $0.83           $0.63
June 30, 2002           $1.25           $0.80
March 31, 2002          $1.25           $0.63
December 31, 2001       $1.07           $0.63
September 30, 2001      $1.00           $0.57
June 30, 2001           $0.56           $0.50
March 31, 2001          $1.50           $0.50

     (1) As adjusted for a share dividend issued on May 1, 2003. (2) Source, Reuters.data

     The high and low bids listed above reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

     At June 1, 2004, there were approximately 220 holders of record of our common shares. No cash dividends have been declared or paid on our common shares during the last two fiscal years.

                             EXECUTIVE COMPENSATION

     The following table sets forth the amount accrued by us during Fiscal Years 2002, 2003 and 2004 for services rendered by our officers. This includes all compensation awarded to, earned by or accrued for the executive officers listed below during the periods in question:

                                  Compensation

Name and                                                                                            Awards
Position                        Year            Salary          Bonus(2)        Other(3)        Stock Option(1)         Total
--------------------------      ----            ------          --------        --------        ---------------         -----
Michael C. Tsao                 2004            $135,000        $28,884         $9,318          0            0          $175,026
Chairman, President and CEO     2003            $135,000        $0              $0              0            0          $135,000
                                2002            $136,792        $5,000          $0              0            0          $141,792

Alice W. Tsao                   2004            $55,000         $14,600         $12,381         0            0          $83,985
Vice President and              2003            $55,000         $0              $0              0            0          $55,000
Secretary                       2002            $49,537         $3,000          $0              0            0          $52,537

Alan Hoover                     2004            $135,000        $28,884         $11,696         0            0          $177,584
Senior Vice President           2003            $135,000        $5,000          $0              0            1,000      $140,000
                                2002            $140,144        $5,000          $0              0            0          $145,144

Kenneth H. Kisner               2004            $51,000         $14,600         $3,218          0            0          $70,822
Treasurer                       2003            $51,000         $3,000          $1,000          0            1,000      $54,000
                                2002            $48,577         $3,000          $0              0            0          $51,577


     (1) Number of shares issuable upon exercise of options granted during the fiscal year, adjusted for share dividends.

     (2)  2004 bonus paid in 2005

     (3)  Includes car allowance and 401k match

Incentive Stock Option Plan

     In July, 2001, the Shareholders adopted and approved Kahiki's 2001 Non Qualified and Incentive Stock Option Plan ("Plan"). Pursuant to the Plan, 600,000 common shares have been reserved for issuance upon the exercise of options. Options granted under the Plan may be either (1) options intended to constitute incentive stock options ("ISO's") under the Internal Revenue Code of 1986 or (2) non qualified options. ISO's may be granted under the Plan to employees and officers of Kahiki. Non qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of Kahiki. The Plan is administered by the Board of Directors. The Board, within the limitation of the plan, determines the persons to whom options and awards may be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISO's, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise.

     ISO's granted under the Plan may not be granted at a price less than the fair market value of the common shares on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of Kahiki). The aggregate fair market value of shares for which ISO's granted to any employee are exercisable for the first time by such employee during any calendar year may not exceed $100,000. Non qualified options granted under the plan may not be granted at a price less than the lesser of (1) the book value of share of common stock as of the end of the fiscal year immediately preceding the date of such grant, or (2) 80% of the fair market value of the common shares on the date of grant. Options granted under the Plan will expire not more than 10 years from the date of grant (5 years in the case of ISO's granted to persons holding 10% or more of the voting securities of Kahiki).

     All options granted under the Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. Options granted terminate within a specified period of time following termination of an optionee's employment or position as a director or consultant.

     We will not grant options and warrants in excess of 15% of the outstanding shares to officers, directors, employees, 5% shareholders or affiliates for a one year period following the conclusion of this offering.

                             REPORTS TO SHAREHOLDERS

     Kahiki Foods, Inc. is not a reporting company as defined by the Securities and Exchange Commission (the "SEC"). Following completion of this offering, we will furnish our shareholders with annual reports containing audited financial information for each fiscal year and will distribute quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. Our fiscal year ends on March 31.

                             ADDITIONAL INFORMATION

    We have filed a registration statement under the Securities Act of 1933 with the SEC with respect to the common shares, warrants and options offered hereby. This prospectus does not contain all of the information set forth in the registration statement, its amendments, schedules, and exhibits, certain portions of which are entitled as permitted by the rules and regulations of the Commission. For further information with respect to Kahiki Foods, Inc. and the common shares, warrants and options, please see the registration statement and the exhibits thereto. The Registration Statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from, the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information the public companies file electronically with the Commission. Additional information regarding the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330.

                            Child, Sullivan & Company
           A Professional Corporation of Certified Public Accountants
          4764 South 900 East, Suite 1o Salt Lake City, Utah 84117-4977
              Telephone: (801) 281-4700o Facsimile: (801) 281-4701


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Kahiki Foods, Inc.
Columbus, Ohio

We have audited the accompanying balance sheet of Kahiki Foods, Inc. (an Ohio corporation) as of March 31, 2004, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The 2003 financial statements were audited by other auditors who issued an unqualified opinion dated May 6, 2003.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kahiki Foods, Inc. as of March 31, 2004 and the results of its operations, changes in stockholders' equity, and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


Certified Public Accountants
Salt Lake City, Utah
June 3, 2004

                               KAHIKI FOODS, INC.

                                  BALANCE SHEET
                                 March 31, 2004

ASSETS
CURRENT ASSETS
   Cash                                                                                 $        1,073,901
   Marketable trading securities                                                                   585,032
   Accounts receivable - trade                                                                   1,964,941
   Inventories                                                                                   1,565,863
   Prepaid expenses                                                                                 16,055
   Deferred income taxes                                                                            28,000
                                                                                        ------------------
                                                                Total Current Assets             5,233,792

PROPERTY AND EQUIPMENT
   Land                                                                                            114,485
   Building and improvements                                                                     2,499,262
   Machinery and equipment                                                                       2,052,144
   Furniture and fixtures                                                                           67,146
   Vehicles                                                                                        146,269
   Construction in progress - new facility (Note 10)                                             3,776,366
                                                                                        ------------------
                                                                                                 8,655,672
   Accumulated depreciation                                                                     (1,475,370)
                                                                                        ------------------
                                                          Net Property and Equipment             7,180,302

OTHER ASSETS
   Deposits                                                                                        439,655
   Deferred bond fees (Net of amortization of 1998)                                                147,988
   Deferred income taxes                                                                            27,000
                                                                                        ------------------
                                                                  Total Other Assets               614,643
                                                                                        ------------------

                                                                        TOTAL ASSETS    $       13,028,737
                                                                                        ==================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Current portion of long-term debt (Note 5)                                           $          529,491
   Current portion of bond obligation (Note 5)                                                     140,000
   Lines of credit (Note 4)                                                                      1,000,000
   Accounts payable - trade                                                                      1,905,171
   Accrued expenses                                                                                545,027
   Accrued income taxes (Note 6)                                                                   413,000
                                                                                        ------------------
                                                           Total Current Liabilities             4,532,689

OTHER LIABILITIES
   Bond obligation (Note 5)                                                                      4,002,546
   Long-term debt (Note 5)                                                                       1,145,635
                                                                                        ------------------
                                                                   Total Liabilities             9,680,870

STOCKHOLDERS' EQUITY
   Common stock, no par value, 10,000,000 shares
     authorized; 3,588,848 shares issued and outstanding                                         2,770,123
   Retained earnings                                                                               577,744
                                                                                        ------------------
                                                                                                 3,347,867

                                          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $       13,028,737
                                                                                        ==================

See Notes to Financial Statements.

                               KAHIKI FOODS, INC.

                            STATEMENTS OF OPERATIONS
                   For the Years Ended March 31, 2004 and 2003



                                                                                   2004                2003
                                                                             ----------------    ---------------

Net sales (Note 2)                                                           $     14,989,840    $     9,204,684
Cost of sales:
   Cost of sales                                                                    9,810,784          6,096,808
   Depreciation and amortization                                                      464,090            537,230
                                                                             ----------------    ---------------

Gross profit                                                                        4,714,966          2,570,646

Operating expenses:
   Depreciation and amortization expense                                               67,146                  0
   General and administrative expenses                                              3,481,149          2,591,468
   New facility expenses                                                                    0             57,148
                                                                             ----------------    ---------------

                                                   Income from operations           1,166,671            (77,970)

Other income (expenses):
   Interest expense                                                                  (137,834)          (120,854)
   Interest and dividend income                                                        34,779             61,951
   Net gain (loss) on marketable securities                                            17,874            (30,662)
                                                                             ----------------    ---------------

Income before income taxes                                                          1,081,490           (167,535)
   Income tax expense (benefit)                                                       405,102            (81,612)
                                                                             ----------------    ---------------

                                                               Net income    $        676,388    $       (85,923)
                                                                             ================    ===============

Basic earnings per share:
   Net income (loss) per share - weighted average shares
     outstanding 2,968,171 (2,964,888 in 2003)                               $           0.23    $         (0.03)
                                                                             ================    ===============

Diluted earnings per share:
   Net income (loss) per share - weighted average shares
     outstanding 3,506,186 (2,964,888 in 2003)                               $           0.19    $         (0.03)
                                                                             ================    ===============


See Notes to Financial Statements.

                               KAHIKI FOODS, INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                   For the Years Ended March 31, 2004 and 2003




                                                                Additional      Retained
                                       Common Stock               Paid-in       Earnings       Treasury
                                   Shares         Amount          Capital       (Deficit)        Stock           Total
                               -------------   -------------  -------------  -------------   -------------  -------------
Balance at March 31, 2002          2,966,328   $   1,479,868  $     485,565  $     (12,721)  $     (86,000) $   1,866,712

   Purchase of 16,500
     treasury shares at cost                                                                       (16,500)       (16,500)
   Reissue 16,500
     treasury shares at cost                                                                        16,500         16,500
   Retirement of 1,440
     treasury shares                  (1,440)        (86,000)                                       86,000              0
Net Income (Loss)                                                                  (85,923)                       (85,923)
                               -------------   -------------  -------------  -------------   -------------  -------------

Balance at March 31, 2003          2,964,888       1,393,868        485,565        (98,644)              0      1,780,789

   Reclassify additional
     paid-in capital                                 485,565       (485,565)                                            0
   Stock options exercised            21,000           3,530                                                        3,530
   Issuance of common stock          602,960         887,160                                                      887,160
Net Income (Loss)                                                                  676,388                        676,388
                               -------------   -------------  -------------  -------------   -------------  -------------

Balance at March 31, 2004          3,588,848   $   2,770,123  $           0  $     577,744   $           0  $   3,347,867
                               =============   =============  =============  =============   =============  =============



See Notes to Financial Statements.

                               KAHIKI FOODS, INC.

                            STATEMENTS OF CASH FLOWS
                   For the Years Ended March 31, 2004 and 2003



                                                                                   2004                2003
                                                                             ----------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                         $        676,388    $       (85,923)

   Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
       Depreciation and amortization                                                  531,236            537,230
       Unrealized (gain) loss on marketable securities                                (36,832)          (111,457)
       Realized (gain) loss on sale of marketable securities                           (9,383)           142,119
       Treasury stock issued for compensation                                               0             10,000
       Net (gain) loss on disposal of property and equipment                          (45,230)                 0
       Deferred income tax (benefit) expense                                          (49,000)           (16,000)
       (Increase) decrease in operating assets:
         Accounts receivable - trade                                               (1,357,696)           349,782
         Inventories                                                                 (743,108)           (47,420)
         Refundable income taxes                                                       56,000            (23,000)
         Prepaid expenses and deposits                                               (419,625)               279
       Increase (decrease) in operating liabilities:
         Accounts payable - trade                                                   1,119,975             21,822
         Accrued expenses                                                             431,523                355
         Income taxes payable                                                         413,000            (16,000)
                                                                             ----------------    ---------------

                                Net cash provided by operating activities             567,248            761,787
                                                                             ----------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from the disposal of property and equipment                               102,455                  0
   Purchase of equipment                                                             (102,624)          (670,303)
   Purchase of new facility                                                                 0         (2,254,999)
   Purchase of new facility improvements                                           (3,108,168)          (668,200)
   Proceeds from sales of marketable securities                                       536,404                  0
   Purchases of marketable securities                                                       0            (57,572)
                                                                             ----------------    ---------------

                                    Net cash used in investing activities          (2,571,933)        (3,651,074)
                                                                             ----------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds (payments) on lines of credit                                         (37,394)           541,745
   Proceeds from long-term debt                                                       433,236            498,273
   Proceeds from stockholder note                                                     150,000                  0
   Proceeds from issuance of bond obligation                                        1,815,282          2,327,264
   Payments on long-term debt                                                        (355,900)          (234,180)
   Proceeds from stock issuance                                                       890,690                  0
   Payment of bond fees                                                                     0           (149,996)
   Payment for repurchase of treasury stock                                                 0            (16,500)
   Proceeds from sale of treasury stock                                                     0              6,500
                                                                             ----------------    ---------------

                                Net cash provided by financing activities           2,895,914          2,973,106
                                                                             ----------------    ---------------

Net increase in cash                                                                  891,229             83,819

Cash - beginning of year                                                              182,672             98,853
                                                                             ----------------    ---------------

Cash - end of year                                                           $      1,073,901    $       182,672
                                                                             ================    ===============

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS

Cash paid during the year for:
   Interest                                                                  $        373,596    $       120,854
   Income taxes                                                              $         35,000    $             0


See Notes to Financial Statements.

                               KAHIKI FOODS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 2004



NOTE 1        Nature and Scope of Business

Kahiki Foods, Inc. was formed in 1982 to acquire a landmark restaurant in Columbus, Ohio. (The restaurant was closed in 2000.) In 1988, the Company began the manufacture and processing of frozen and other finished Chinese and Polynesian foods for wholesale distribution.

NOTE 2        Summary of Significant Accounting Policies

In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature.

Revenue Recognition
Revenues are recognized when the goods are shipped. The Company's products are perishable frozen foods with a limited life. Claims for damage during shipment must be made immediately upon receipt of the products. There are no other post-delivery obligations related to the Company's products. Any credits for damaged goods are netted against sales in the current period. During the year ended March 31, 2004, sales returns were $64,863 ($44,029 in 2003).

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Cash
For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks.

The Company maintains its cash in three accounts with one financial institution. The carrying value is a reasonable estimate of the fair value.

Deposits
In accordance with a Loan Agreement dated December 1, 2002, with the State of Ohio, the Company maintains a Primary Reserve Account of $418,500 on deposit with a trustee. The Company also maintains $21,155 in deposits with various other vendors

Marketable Trading Securities
Management determines the appropriate classification of marketable securities at the time they are acquired and evaluates the appropriateness of such classification at each balance sheet date. The Company's marketable securities are classified as trading. Trading securities are held for resale in anticipation of short-term fluctuations in market prices and are held at market value. Realized and unrealized gains and losses on the marketable securities are included in income.

Marketable securities consist of a $30,000 certificate of deposit with a bank and an equity mutual fund with a cost basis of $529,236 as of March 31, 2004 ($1,083,389 in 2003). The cumulative unrealized gain (loss) as of March 31, 2004 was $25,796 ($(8,168) in 2003).

Accounts Receivable - Trade
Accounts receivable are un-collateralized customer obligations due under normal trade terms requiring payment within 15 days of the invoice date. Accounts receivable are stated at the amount billed to the customer. Customer account balances 60 days past the invoice date are considered delinquent. Payments received for accounts receivable are allocated to the specific invoices identified on the customer remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The Company does not charge interest on past due account balances.

                                 March 31, 2004
                               KAHIKI FOODS, INC.

NOTE 2        Summary of Significant Accounting Policies (continued)

Accounts Receivable - Trade (continued)
The carrying amount of accounts receivable is reduced, when necessary, by a valuation allowance that reflects management's best estimate of the amount that will not be collected. Management individually reviews all customer account balances on a monthly basis, and based on an assessment of current credit worthiness, estimates the portion, if any, of the balance that will not be collected. After management's review of all accounts receivable balances, management believes all amounts outstanding at March 31, 2004 are collectible and a valuation allowance is not necessary.

Inventories
Inventories consist of perishable food products and packaging supplies. The inventories are valued at the lower of cost (first-in, first-out method) or market. Impairment and changes in market value are evaluated on a per item basis.

If the cost of the inventory exceeds the market value evaluation based on total inventory, provisions are made for the difference between the cost and the market value. Provision for potential obsolete or slow moving inventory is made based on analysis of inventory levels, age of inventory and future sales forecasts.

Inventories consisted of the following at March 31, 2004;

                           Raw Food Products              $       367,262
                           Finished good                          923,231
                           Supplies                               275,370
                                                          ---------------

                                                          $     1,565,863
                                                          ===============

Property and Equipment
Property and equipment is carried at cost less accumulated depreciation computed using the straight-line method. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to property and equipment used in production is reported in cost of sales. Property and equipment are depreciated over their estimated useful lives as follows:

              Building and improvements              5 - 39 years
              Machinery and equipment                5 -   9 years
              Furniture and fixtures                 5 -   7 years
              Vehicles                               5 years

During the year ended March 31, 2004, the Company capitalized interest related to the acquisition and renovation of the new facility totaling approximately $236,000 ($65,000 in 2003). The capitalized interest is included in construction in progress on the balance sheet.

Deferred Bond Costs
Included in other assets are deferred bond costs of $147,988 (149,996 in 2003), which have no residual value. The deferred bond costs will be amortized on a straight-line basis over 22 years, the life of the bond obligation.

Advertising Expense
Advertising costs are expensed as incurred. Advertising expense amounted to $534,670 for the year ended March 31, 2004 ($342,489 in 2003).

Customer Incentives
The Company routinely offers discounts, rebates, slotting fees, or other customer incentives, determined on a case-by-case basis by management at the senior level. During the year ended March 31, 2004, slotting fees of $227,917 were included in cost of sales ($75,826 in 2003).

Research and Development
The Company expenses research and development costs as incurred. Research and development expenses were $34,561 during the year ended March 31, 2004 ($81,652 in 2003).

                                 March 31, 2004
                               KAHIKI FOODS, INC.


NOTE 3        Earnings Per Share (EPS)

                                      March 31, 2004                       March 31, 2003
                          Income         Shares         Per Share       Income         Shares         Per Share
                        (Numerator)   (Denominator)  Amount           (Numerator)   (Denominator)       Amount
                      --------------  -------------  -------------   -------------  -------------  -------------
       Basic EPS
Income from continuing
operations available to
common stockholders'  $      676,388      2,968,171  $        .023   $     (85,923)     2,964,888  $       (0.03)

Effect of dilutive
options                            0        538,015          (0.04)              0              0              0
                      --------------  -------------  -------------   -------------  -------------  -------------

      Diluted EPS
(Loss) income from
continuing operations
available to common
stockholders'         $      676,388      3,506,186  $        0.19   $     (85,923)     2,964,888  $       (0.03)
                      ==============  =============  =============   =============  =============  =============

Earnings per share are computed on the weighted average number of common shares outstanding including any dilutive options.

NOTE 4        Lines of Credit

The Company had available a $100,000 line of credit with a bank. The line of credit is due on demand and is secured by receivables, inventories and property and equipment. Interest is payable monthly at the prime rate plus 1 1/2%. The balance due on the line of credit was $0 at March 31, 2004 ($29,000 in 2003).

The Company had available a line of credit with another bank for $1,100,000. The credit line is due on demand and is secured by all assets of the Company. Principal payments of $1,980 plus interest are payable monthly at the prime rate. The balance due on the line of credit was $1,000,000 at March 31, 2004 ($1,008,396 in 2003). The line of credit was scheduled to mature May 19, 2004. On May 18, 2004, it was extended for three months. It was paid off June 2, 2004.

On June 1, 2004, the Company entered into a two-year agreement with a bank for a revolving loan facility not to exceed $2,500,000, to be used for retirement of the $1,100,000 credit line and additional working capital.

NOTE 5        Long-Term Debt

Long-term debt consisted of the following at March 31, 2004:

                                                        Terms
                                 Interest %           Per Month           Current            Long-Term
                             ------------------  -----------------   -----------------  ------------------
025  Shareholder Note           Prime + 2.00         Due 2/2005      $         150,000  $                0
001  Mortgage Note                  8.00         $          4,853               44,802             143,352
     Equipment Notes
010   Bank                          6.24                     6,102              59,664             184,585
289   Bank                      7.00 to 10.50                9,343             101,352              43,925
013   Bank                          7.63                     4,606              38,712             119,947
016   Financing Company             5.25                     2,682              19,959             222,029
015   Financing Company             3.00                     1,982              20,450             100,001
035   Bank                          7.26                       854               8,683              16,799
005   Financing Company             0.00                       549               6,594              21,429
011   Community Capital
       Development Corp.            5.00                     2,711              28,732              56,747
007   City of Columbus              7.00                     1,393              10,779              78,958
014   Community Capital
       Development Corp.            2.83                     2,161              23,076              80,079
060  Capital Lease - Land           4.25                     1,698              16,688              77,784
                                                                     -----------------  ------------------
                                                                               529,491           1,145,635
     Bond Obligation            4.55 to 5.85              19,519 to 31,239     140,000           4,002,546
                                                                          ------------  ------------------

                                                                     $         669,491  $        5,148,181
                                                                     =================  ==================

                                 March 31, 2004
                               KAHIKI FOODS, INC.



NOTE 5        Long-Term Debt (continued)

Long-term debt for the years ended March 31 matures as follows:

         2005                $       669,491
         2006                        491,915
         2007                        450,649
         2008                        355,024
         2009                        230,762
         Thereafter                3,619,831
                             ---------------

                             $     5,817,672

The above long-term debt is subject to certain covenants and restrictions including maintenance of certain financial requirements. The Company was in compliance with all material covenants and restrictions at March 31, 2004. Rates currently available from the bank for debt with similar terms and remaining maturities are used to estimate the fair value of the debt. The Company's carrying value approximates the fair value of the debt.

NOTE 6        Income Taxes

The provision (benefit) for income taxes consists of the following:

                                                2004           2003
                                           -------------  --------------
          Current (benefit) expense:
            Federal                        $     381,000  $      (67,894)
            State                                 73,102           2,282
            Deferred (benefit) expense           (49,000)         16,000
                                           -------------  --------------

                                           $     405,102  $      (81,612)
                                           =============  ==============

The components of the net deferred tax asset is as follows:

                                                        2004           2003
                                                   -------------  --------------
           Assets:
              Inventories                          $       9,000  $        3,000
              Accrued vacation                            20,000          20,000
              Unrealized loss on marketable
               securities                                      0           3,000
              Capital loss carry forward                  58,000          57,000
              Other                                        3,000          20,000
                                                   -------------  --------------
                        Gross Deferred Tax Assets         90,000         103,000
                                                   -------------  --------------

           Liabilities:
              Unrealized gains on marketable
               securities                                  4,000               0
              Depreciation on property and
               equipment                                  31,000          97,000
                                                   -------------  --------------
                     Gross Deferred Tax Liability         35,000          97,000
                                                   -------------  --------------

               Total Net Deferred Tax Asset (Liabil$ty)   55,000  $        6,000
                                                   =   =========  ==============

A reconciliation of the Company's effective tax (benefit) provision is as follows:

                                                 2004           2003
                                            -------------  --------------
    Income (benefit) tax at statutory rates $     367,000  $      (56,962)
    State and Local (benefit) taxes, net of
       federal benefit                             47,861           8,935
    Permanent differences                          (5,245)         13,217
    Surtax and other rate differences              (4,514)          2,498
                                            -------------  --------------

                 Total (Benefit) Provision  $     405,102  $      (81,612)
                                            =============  ==============

                                 March 31, 2004
                               KAHIKI FOODS, INC.

NOTE 7        Stockholders' Equity and Stock Options

The Company adopted the 2001 Non Qualified and Incentive Stock Option Plan effective July 16, 2001. The Plan authorizes the Company to grant options to purchase shares of common stock to directors, employees and consultants of the Company. The maximum number of common shares that may be issued under the Plan is 600,000. The Company also has outstanding 270,666 options for common shares under a contractual agreement with an employee. These shares are considered to be outside of the plan, but have been included in the disclosures for employee options.

As of March 31, 2004, four outside consultants held options to purchase a total of 237,800 shares of common stock, with exercise prices ranging from $.22 to $1.80. The options were issued at fair market value of the Company's stock on the date of issue. Compensation of $140,613 has been recognized as offering cost in the current year based on Black-Scholes methodology. At March 31, 2004, 520,966 options were vested and the remaining options vest at various times over the next four years. These options expire at various dates through 2008.

The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan for employees, consultants and the outside directors. The vesting period of the options granted range from immediately exercisable to four years. Accordingly, no compensation cost has been recognized in the accompanying financial statements for options issued under the plan since the exercise price of the options was equal to the market value of the shares at the date of grant. Had compensation costs for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the methodology of Financial Accounting Standards Board Statement No. 123, Accounting For Stock - Based Compensation, the Company's net income and net income per share would change as indicated below.

                                                   2004           2003
                                              -------------  --------------
  Net (Loss) Income:
   As reported                                $     676,388  $      (85,923)
   Total stock-based employee compensation
    expense determined under fair value
    based method for all awards, net of
    related tax effects                              44,234         (21,983)
                                              -------------  --------------

                                   Pro Forma  $     632,154  $     (107,906)
                                              =============  ==============

  Basic (Loss) Earnings Per Share:
   As reported                                $        0.23  $        (0.03)
   Pro Forma                                  $        0.21  $        (0.04)

  Diluted (Loss) Earnings Per Share:
   As reported                                $        0.19  $        (0.03)
   Pro Forma                                  $        0.18  $        (0.04)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions.

                                             2004                2003
                                      ------------------  ------------------
     Dividend yield                                0.00%               0.00%
     Expected volatility                         200.00%             200.10%
     Risk-free interest rates                      3.00%       3.25% & 3.00%
     Expected lives                              5 years             5 years

                                 March 31, 2004
                               KAHIKI FOODS, INC.

NOTE 7     Stockholders' Equity and Stock Options (continued)

A summary of the changes in the Company's employee stock option plan as of March 31, 2004 and 2003 is presented below:

                                                             2004                             2003
                                                 -------------------------------  ------------------------------
                                                                                                     Weighted
                                                                     Average                          Average
                                                                    Exercise                         Exercise
                                                    Shares            Price          Shares            Price
                                                 -------------  ----------------  -------------  ---------------
                  April 1                              606,466  $           0.34        534,466  $          0.38
                    Granted                            139,333              1.26        174,000             0.63
                    Exercised                          (21,000)             0.17              0             0.00
                    Cancelled                                0              0.00       (102,000)            1.08
                                                 -------------  ----------------  -------------  ---------------
                  March 31                             724,799  $           0.52        606,466  $          0.34
                                                 =============  ================  =============  ===============

                                                                     2004           2003
                                                                -------------   -------------
                  Options exercisable at year-end                     520,966         206,683

                  Weighted-average fair value of options
                    granted during the year                     $        1.26   $        0.62

                                                Weighted
                                                 Average
                                Number          Remaining         Weighted          Number           Weighted
             Range of         Outstanding      Contractual         Average        Outstanding         Average
             Exercise          March 31,          Life            Exercise         March 31,         Exercise
              Prices             2004          (In Years)           Price            2003              Price
         ----------------  ---------------  ----------------  ---------------   ---------------  ---------------
         $  0.1235 - 1.80          724,799              4.07  $          0.52           606,466  $          0.34

NOTE 8        Lease Commitments

The Company leases a facility used for its wholesaling operations under an agreement that is accounted for as an operating lease. This lease requires monthly payments of $6,400 through January 2005. The Company has the option to renew for two additional three-year terms.

During 2003, the Company entered into a capital lease arrangement with the City of Gahanna, Ohio to acquire land valued at $114,485. Lease payments of $1,698 per month through May 2009 will be allocated between principal and interest at 4.3%, with a final buyout of $100 due June 1, 2009.

The Company also leases manufacturing equipment under operating lease agreements. These leases expire at various dates through 2008 and require total monthly payments of $18,621.

Future annual minimum lease commitments as of March 31 are as follows:

         2005                $        80,688
         2006                         17,412
         2007                         18,166
         2008                         18,954
         2009                         19,774
         Thereafter                    3,578
                             ---------------
                             $       158,572
                             ===============

The Company's lease expense for the year ended March 31, 2004 was $317,766.

NOTE 9        Concentrations

Sales to three customers amounted to approximately 48% of total revenue in the year ended March 31, 2004 (43% in 2003). Accounts receivable from five customers accounted for approximately 74% of total accounts receivable as of March 31, 2004 (One customer accounted for approximately 15% in 2003).

                                 March 31, 2004
                               KAHIKI FOODS, INC.
NOTE 10       Commitments

In December 2002, the Company purchased a new operating facility for $2,254,999. As of March 31, 2004, the Company has spent an additional $3,776,366, which is reflected as construction in progress.

                               KAHIKI FOODS, INC.


                              FINANCIAL STATEMENTS


                                   * * * * * *


                             March 31, 2003 and 2002

                                 C O N T E N T S




                                                                            Page

INDEPENDENT AUDITORS' REPORT                                                 41

BALANCE SHEETS                                                               42

STATEMENTS OF OPERATIONS                                                     43

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY                                44

STATEMENTS OF CASH FLOWS                                                     45

NOTES TO FINANCIAL STATEMENTS                                                46

To the Stockholders
Kahiki Foods, Inc.
Columbus, Ohio



     INDEPENDENT AUDITORS' REPORT


         We have audited the accompanying balance sheets of Kahiki Foods, Inc. as of March 31, 2003 and 2002, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Kahiki Foods, Inc. as of March 31, 2003 and 2002, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ GBQ Partners, LLC
Columbus, Ohio
May 6, 2003

                               KAHIKI FOODS, INC.
                                 BALANCE SHEETS
                             March 31, 2003 and 2002
--------------------------------------------------------------------------------

                                     ASSETS

                                                                                2003                  2002
                                                                         -----------------     -----------------
CURRENT ASSETS
   Cash                                                                  $         182,672     $          98,853
   Marketable securities                                                         1,075,221             1,048,311
   Accounts receivable - trade                                                     607,248               957,030
   Inventories                                                                     822,755               775,335
   Refundable income taxes                                                          56,000                33,000
   Deferred income taxes                                                            25,000                90,000
                                                                         -----------------     -----------------
     Total current assets                                                        2,768,896             3,002,529
                                                                         -----------------     -----------------

PROPERTY AND EQUIPMENT
   Land                                                                            119,685                 5,200
   Building and improvements                                                       291,063               291,063
   Machinery and equipment                                                       2,214,907             1,673,443
   Furniture and fixtures                                                           49,816                38,106
   Vehicles                                                                        109,543               106,899
   Construction in progress - new facility                                       2,254,999                     -
   Construction in progress - new facility improvements                            668,200                     -
                                                                         -----------------     -----------------
                                                                                 5,708,213             2,114,711
   Less: accumulated depreciation                                               (1,152,250)             (615,020)
                                                                         -----------------     -----------------
     Net property and equipment                                                  4,555,963             1,499,691
                                                                         -----------------     -----------------

OTHER ASSETS
   Deferred bond fees                                                              149,996                     -
   Other                                                                            36,086                36,365
                                                                         -----------------     -----------------
     Total other assets                                                            186,082                36,365
                                                                         -----------------     -----------------

     TOTAL ASSETS                                                        $       7,510,941     $       4,538,585
                                                                         =================     =================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Current portion of long-term debt                                     $         327,666     $         221,697
   Current portion of the bond obligation                                           46,667                     -
   Notes payable - lines of credit                                               1,037,396               495,651
   Accounts payable - trade                                                        785,198               763,376
   Accrued expenses                                                                113,504               113,149
   Income taxes payable                                                                  -                16,000
                                                                         -----------------     -----------------
     Total current liabilities                                                   2,310,431             1,609,873

DEFERRED INCOME TAXES                                                               19,000               100,000

BOND OBLIGATION                                                                  2,280,597                     -

LONG-TERM DEBT                                                                   1,120,124               962,000
                                                                         -----------------     -----------------
     Total liabilities                                                           5,730,152             2,671,873
                                                                         -----------------     -----------------

STOCKHOLDERS' EQUITY
   Common stock, no par value, 10,000,000 shares
     authorized; 2,964,888 and 2,966,328 shares issued;
     2,964,888 shares outstanding, respectively                                  1,393,868             1,479,868
   Additional paid-in capital                                                      485,565               485,565
   Retained deficit                                                                (98,644)              (12,721)
                                                                         -----------------     -----------------
                                                                                 1,780,789             1,952,712

   Less: Treasury stock, 0 and 1,440 shares at cost
         in 2003 and 2002, respectively                                                  0               (86,000)
                                                                         -----------------     -----------------

     Total stockholders' equity                                                  1,780,789             1,866,712
                                                                         -----------------     -----------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $       7,510,941     $       4,538,585
                                                                         =================     =================

The accompanying notes are an integral part of the financial statements.

                               KAHIKI FOODS, INC.
                            STATEMENTS OF OPERATIONS
                   For the Years Ended March 31, 2003 and 2002
--------------------------------------------------------------------------------



                                                                                2003                  2002
                                                                         -----------------     -----------------
Sales                                                                    $       9,204,684     $       9,374,917
                                                                         -----------------     -----------------

Cost of sales:
   Cost of sales                                                                 6,096,808             6,123,826
   Depreciation and amortization expense                                           537,230               270,409
                                                                         -----------------     -----------------
     Total cost of sales                                                         6,634,038             6,394,235
                                                                         -----------------     -----------------

     Gross margin                                                                2,570,646             2,980,682

Operating expenses:
   General and administrative expenses                                           2,622,214             2,834,939
   New facility expenses                                                            57,148                     -
                                                                         -----------------     -----------------
     Total operating expenses                                                    2,679,362             2,834,939
                                                                         -----------------     -----------------

(Loss) income from operations                                                     (108,716)              145,743
                                                                         -----------------     -----------------

Other income (expense):
   Interest expense                                                               (120,854)             (115,428)
   Interest and dividend income                                                     61,951                86,424
   Net loss on marketable securities                                               (30,662)              (79,478)
   Other                                                                            30,746                57,336
                                                                         -----------------     -----------------
     Total other income (expense)                                                  (58,819)              (51,146)
                                                                         -----------------     -----------------

(Loss) income before income taxes                                                 (167,535)               94,597

Income tax (benefit) expense                                                       (81,612)               17,056
                                                                         -----------------     -----------------

   Net (Loss) Income                                                     $         (85,923)    $          77,541
                                                                         =================     =================

Basic (loss) earnings per share:
   Net (loss) income per share                                           $            (.03)    $             .03
                                                                         =================     =================

Weighted average shares outstanding for 2003 and 2002:
   2,964,888 and 2,946,484, respectively

Diluted (loss) earnings per share:
   Net (loss) income per share                                           $            (.03)    $             .02
                                                                         =================     =================

Weighted average shares outstanding for 2003 and 2002:
   2,964,888 and 3,136,310, respectively


The accompanying notes are an integral part of the financial statements.

                               KAHIKI FOODS, INC.
                  SHATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   For the Years Ended March 31, 2003 and 2002
--------------------------------------------------------------------------------


                                                        Additional
                                        Common            Paid-In         Retained          Treasury
                                         Stock            Capital         (Deficit)           Stock             Total
                                    ---------------  ----------------  ---------------  ----------------  ---------------
BALANCE - MARCH 31, 2001            $     1,474,977  $        485,565  $       (90,262) $        (86,000) $     1,784,280

Exercise of stock options for
   29,334 shares of common
   stock at $0.33 per share on
   November 13, 2001                          4,891                 -                -                 -            4,891

Net income                                        -                 -           77,541                 -           77,541
                                    ---------------  ----------------  ---------------  ----------------  ---------------

BALANCE - MARCH 31, 2002                  1,479,868           485,565          (12,721)          (86,000)       1,866,712

Purchase of 16,500 shares
   treasury stock at cost                         -                 -                -           (16,500)         (16,500)

Reissued 16,500 shares
   treasury stock at cost                         -                 -                -            16,500           16,500

Retirement of 1,440 shares
   of treasury stock                        (86,000)                -                -            86,000                -

Net loss                                          -                 -          (85,923)                -          (85,923)
                                    ---------------  ----------------  ---------------  ----------------  ---------------

BALANCE - MARCH 31, 2003            $     1,393,868  $        485,565  $       (98,644) $              -  $     1,780,789
                                    ===============  ================  ===============  ================  ===============


The accompanying notes are an integral part of the financial statements.

                               KAHIKI FOODS, INC.
                            STATEMENTS OF CASH FLOWS
                   For the Years Ended March 31, 2003 and 2002
--------------------------------------------------------------------------------


                                                                                2003                  2002
                                                                         -----------------     -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss) income                                                     $         (85,923)    $          77,541
                                                                         -----------------     -----------------
   Adjustments to reconcile net (loss) income to net cash provided by operating activities:
       Depreciation and amortization                                               285,449               270,409
       Accelerated depreciation on assets to be abandoned                          251,781                     -
       Unrealized (gain) loss on marketable securities                            (111,457)               79,478
       Realized loss on sale of marketable securities                              142,119                     -
       Treasury stock issued for compensation                                       10,000                     -
       Loss on disposal of property and equipment                                        -                 7,270
       Deferred income tax (benefit) expense                                       (16,000)               37,000
       (Increase) decrease in operating assets:
         Accounts receivable - trade                                               349,782               (20,992)
         Inventories                                                               (47,420)             (161,428)
         Refundable income taxes                                                   (23,000)              (33,000)
         Other assets                                                                  279                 8,288
       Increase (decrease) in operating liabilities:
         Accounts payable - trade                                                   21,822               205,183
         Accrued expenses                                                              355              (109,746)
         Income taxes payable                                                      (16,000)             (238,804)
                                                                         -----------------     -----------------

       Net cash provided by operating activities                                   761,787               121,199
                                                                         -----------------     -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of equipment                                                          (670,303)             (286,702)
   Purchase of new facility                                                     (2,254,999)                    -
   Purchase of new facility improvements                                          (668,200)                    -
   Proceeds from disposal of property and equipment                                      -                11,000
   Net purchases of marketable securities                                          (57,572)             (108,852)
                                                                         -----------------     -----------------
           Net cash used in investing activities                                (3,651,074)             (384,554)
                                                                         -----------------     -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings on lines of credit                                               541,745               186,824
   Proceeds from long-term debt                                                    498,273               292,800
   Proceeds from issuance of bond obligation                                     2,327,264                     -
   Payments on long-term debt                                                     (234,180)             (296,679)
   Proceeds from stock issuance                                                          -                 4,891
   Payment of bond fees                                                           (149,996)                    -
   Payment for repurchase of treasury stock                                        (16,500)                    -
   Proceeds from sales of treasury stock                                             6,500                     -
                                                                         -----------------     -----------------
           Net cash provided by financing activities                             2,973,106               187,836
                                                                         -----------------     -----------------

           Net increase (decrease) in cash                                          83,819               (75,519)

Cash - beginning of year                                                            98,853               174,372
                                                                         -----------------     -----------------

Cash - end of year                                                       $         182,672     $          98,853
                                                                         =================     =================

SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION:
     Cash paid during the year for:
       Interest                                                          $         120,854     $         115,428
       Income taxes                                                                      -               242,723


The accompanying notes are an integral part of the financial statements.

                               KAHIKI FOODS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 2003 and 2002


NATURE AND SCOPE OF BUSINESS

      The Kahiki was founded in 1961 as a theme based, full-service Polynesian restaurant. Kahiki Foods, Inc. was formed in 1988 to acquire and operate the restaurant and to manufacture and process frozen and other finished Chinese and Polynesian foods for wholesale distribution. The restaurant was closed in August 2000 and the restaurant assets and land were sold. After August 2000, the Company became completely concentrated on its manufacturing and processing of frozen food.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                                USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

      CASH

      For purposes of the statements of cash flows, cash includes cash on hand and demand deposits held by banks.

      MARKETABLE SECURITIES

      Management determines the appropriate classification of marketable securities at the time they are acquired and evaluates the appropriateness of such classification at each balance sheet date. The Company's marketable securities are classified as trading. Trading securities are held for resale in anticipation of short-term fluctuations in market prices and are held at market value. Realized and unrealized gains and losses on the marketable securities are included in income.

      ACCOUNTS RECEIVABLE - TRADE

      Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within 15 days of the invoice date. Accounts receivable are stated at the amount billed to the customer. Customer account balances 60 days past the invoice date are considered delinquent. Payments received for accounts receivable are allocated to the specific invoices identified on the customer remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The Company does not charge interest on past due account balances.

                               KAHIKI FOODS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 2003 and 2002




SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      ACCOUNTS RECEIVABLE - TRADE (CONTINUED)

      The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management's best estimate of the amount that will not be collected. Management individually reviews all customer account balances on a weekly basis, and based on an assessment of current credit worthiness, estimates the portion, if any, of the balance that will not be collected. After management's review of all accounts receivable balances, management believes all amounts are collectible and a valuation allowance is not necessary.

      INVENTORIES

      Inventories consist of perishable food products and paper supplies. The inventories are valued at the lower of cost (first-in, first-out method) or market. Impairment and changes in market value are evaluated on a per item basis.

      If the cost of the inventory exceeds the market value evaluation based on total inventory, provisions are made for the difference between the cost and the market value. Provision for potential obsolete or slow moving inventory is made based on analysis of inventory levels, age of inventory and future sales forecasts.

      PROPERTY AND EQUIPMENT

      Property and equipment is carried at cost, less accumulated depreciation computed using the straight-line method. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Property and equipment are depreciated over their estimated useful lives as follows:

                              Building and improvements      5 - 39 years
                              Machinery and equipment        5 - 9 years
                              Furniture and fixtures         5 - 7 years
                              Vehicles                           5 years


      During 2003, the Company capitalized interest related to the acquisition and renovation of the new facility totaling approximately $65,000. The capitalized interest is included in construction in progress on the balance sheet.

                               KAHIKI FOODS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 2003 and 2002




SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      PROPERTY AND EQUIPMENT (continued)

      During December 2002 and in anticipation of a move to a new operating facility, management revised the estimated useful life of certain assets located at the manufacturing facility classified as building and improvements, furniture and fixtures and machinery and equipment. The lives of these assets ranged from five to thirty-nine years and were reduced to nine months. The effect of this change is recognized over the remaining useful life of the respective assets. The total cost and accumulated depreciation of the assets at December 31, 2002 was $1,004,891 and $358,058, respectively. Accordingly, depreciation expense for 2003 was $251,781 more than it would have been had the estimated lives not been revised. The remaining net book value of these assets was $395,052, which will be depreciated fully in 2004.

      DEFERRED BOND COSTS

      Included in other assets are deferred bond costs of $149,996, which have no residual value. The deferred bond costs will be amortized on a straight-line basis over 22 years, the life of the bond obligation.

      REVENUE RECOGNITION

      Revenues are recognized when the goods are delivered.

      Earnings Per Share (EPS)

                                                          December 31, 2003                       December 31, 2002
                                              -----------------------------------------   -----------------------------------------
                                                Income        Shares       Per Share        Income          Shares        Per Share
                                             (Numerator)   (Denominator)    Amount        (Numerator)    (Denominator)      Amount
                                             -----------   -------------   ---------      -----------    -------------    ---------
Basic EPS
 (Loss) income from continuing operations
          available to common stockholders   $   (85,923)      2,964,888   $   (0.03)     $   77,541         2,946,484    $    0.03

        Effect of dilutive options                     -               -           -                -          189,826        (0.01)
                                             -----------   -------------   ---------      -----------    -------------    ---------
Diluted EPS
        (Loss) income from continuing operations available to common
           stock                             $   (85,923)      2,964,888   $   (0.03)     $    77,541        3,136,310    $    0.02
                                             ===========   =============   =========      ===========    =============    =========

                               KAHIKI FOODS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 2003 and 2002




SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      EARNINGS PER SHARE (EPS) (continued)

      Earnings per share are computed on the weighted average number of common shares outstanding including any dilutive options.

      Options to purchase 606,466 shares for the year ended March 31, 2003 were not included in the computation of diluted EPS because they would be anti-dilutive. Options to purchase 104,000 shares for the year ended March 31, 2002 were not included in the computation of diluted EPS because the exercise price of the options is greater than the average market price of common shares.

      ADVERTISING EXPENSE

      Advertising costs are expensed as incurred. Advertising expense amounted to $573,885 and $863,804 for the years ended March 31, 2003 and 2002, respectively.

      RESEARCH AND DEVELOPMENT

      The Company expenses research and development costs as incurred. Research and development expenses were approximately $82,000 and $101,000 as of March 31, 2003 and 2002, respectively.

      RECLASSIFICATIONS

      Certain reclassifications have been made to the 2002 balances in order to conform to 2003 classifications.

                                      CASH

      The Company maintains its cash in three accounts with one financial institution. The carrying value is a reasonable estimate of the fair value.

                              MARKETABLE SECURITIES

      Marketable securities, which are classified as trading securities, consist of two equity mutual funds with a cost basis of $1,083,389 and $1,167,937 as of March 31, 2003 and 2002, respectively. The unrealized loss as of March 31, 2003 and 2002 was $8,168 and $119,626, respectively. Included in the above amounts at March 31, 2003 and 2002, is a $30,000 certificate of deposit that is restricted until 2007. The certificate of deposit is restricted based on debt covenants.

                               KAHIKI FOODS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 2003 and 2002



INVENTORIES

      Inventories consisted of the following at March 31:


                                   2003                 2002
                              -------------        ------------
    Raw food products         $      73,480        $    124,736

    Finished goods                  401,787             369,384

    Supplies                        347,488             281,215
                              -------------        ------------

                              $     822,755        $    775,335
                              =============        ============


NOTES PAYABLE - LINES OF CREDIT

      The Company has available a $100,000 line of credit with a bank. The line of credit is due on demand and is secured by receivables, inventories and property and equipment. Interest is payable monthly at the prime rate plus 1 1/2% (5.75% and 5.25% at March 31, 2003 and 2002, respectively). The balance due on the line of credit was $29,000 and $50,651 at March 31, 2003 and 2002, respectively.

      The Company has available a line of credit with another bank for $1,100,000. The credit line is due on demand and is secured by all assets of the Company. Principal payments of $1,980 plus interest are payable monthly at the prime rate (4.25% and 4.75% at March 31, 2003 and 2002, respectively). The balance due on the line of credit was $1,008,396 and $445,000 at March 31, 2003 and 2002, respectively.

      The Company's carrying value approximates the fair value of the notes as of March 31, 2003.

                                 Long-Term Debt

      Long-term debt consisted of the following at March 31:


                                                                                   2003            2002
                                                                               ------------    ------------
Mortgage Note
Term note due to an investment company, payable in monthly installments of
$4,853 including interest at 8.0%, due October 2007. The note is unsecured.    $    229,523    $    267,721


                               KAHIKI FOODS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 2003 and 2002



                           Long-Term Debt (continued)


                                                                                   2003            2002
                                                                               ------------    ------------
Equipment Notes


TERM NOTE TO A BANK PAYABLE IN MONTHLY INSTALLMENTS OF $6,102, INCLUDING
INTEREST AT 6.24%, SECURED BY EQUIPMENT AND DUE DECEMBER 2007.                      300,310               -


TERM NOTES DUE TO A BANK, PAYABLE IN MONTHLY INSTALLMENTS OF $9,343 INCLUDING
INTEREST AT RATES RANGING FROM 7.0% TO 10.5%.  THESE NOTES ARE SECURED BY ALL
ASSETS OF THE COMPANY AND DUE THROUGH VARIOUS DATES THROUGH SEPTEMBER 2005.         242,077         331,637


TERM NOTE DUE TO A BANK, WITH  MONTHLY INTEREST PAYMENTS AT PRIME PLUS 1.00%
UNTIL JUNE 2002. MONTHLY PAYMENTS OF $4,606 INCLUDING INTEREST AT 7.63%, SECURED
BY EQUIPMENT AND DUE JUNE 2007.                                                     200,098         159,173


TERM NOTE DUE TO A FINANCING COMPANY, PAYABLE IN MONTHLY INSTALLMENTS OF $1,982
INCLUDING INTEREST AT 3.0%, DUE IN OCTOBER 2009.  THE NOTE IS  SECURED  BY
EQUIPMENT.                                                                          140,298         150,000


TERM NOTE DUE TO COMMUNITY CAPITAL DEVELOPMENT CORPORATION, PAYABLE IN MONTHLY
INSTALLMENTS OF $2,711 INCLUDING INTEREST AT 5.0%, DUE JANUARY 2007. THE NOTE IS
SECURED BY ALL BUSINESS ASSETS.                                                     112,744         138,618



TERM NOTE DUE TO THE CITY OF COLUMBUS, PAYABLE IN MONTHLY INSTALLMENTS OF $1,393
INCLUDING INTEREST AT 7.0%, SECURED BY EQUIPMENT AND DUE JANUARY 2011.               99,790         109,165


                               KAHIKI FOODS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 2003 and 2002




                           LONG-TERM DEBT (CONTINUED)


                                                                                   2003            2002
                                                                               ------------    ------------
TERM NOTES DUE TO A BANK, PAYABLE IN MONTHLY INSTALLMENTS OF $1,305 INCLUDING
INTEREST AT RATES RANGING FROM 9.3% TO 10.52%, SECURED BY VEHICLES. THESE NOTES
ARE DUE AT VARIOUS DATES THROUGH MARCH 2004.                                         12,483          27,383

CAPITAL LEASE
CAPITAL LEASE DUE TO THE CITY OF GAHANNA, PAYABLE IN MONTHLY INSTALLMENTS OF
$1,698 INCLUDING INTEREST AT 4.30%, SECURED BY LAND AND DUE JUNE 2009.              110,467               -

BOND OBLIGATION


BOND OBLIGATION PAYABLE TO THE STATE OF OHIO WITH INTEREST ONLY PAYMENTS AT
4.55% DUE THROUGH NOVEMBER 2003. PRINCIPAL, INTEREST PAYMENTS RANGING FROM
$19,519 TO $31,239 FROM DECEMBER 2003 THROUGH DECEMBER 2022 WITH INTEREST
RANGING FROM 4.55% TO 5.85%, SECURED BY SUBSTANTIALLY ALL ASSETS OF THE COMPANY.
THE OBLIGATION IS PERSONALLY GUARANTEED BY THE PRESIDENT OF THE COMPANY.          2,327,264               -
                                                                               ------------    ------------

                                                                                  3,775,054       1,183,697
LESS: CURRENT PORTION                                                              (374,333)       (221,697)
                                                                               ------------    ------------

                                                                               $  3,400,721    $    962,000
                                                                               ============    ============


                               KAHIKI FOODS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 2003 and 2002




                           LONG-TERM DEBT (continued)

      Long-term debt for the years ended March 31 matures as follows:

                            2004                    $    374,333
                            2005                         478,763
                            2006                         428,057
                            2007                         404,618
                            2008                         325,760
                               Thereafter              1,763,523
                                                    ------------

                                                    $ 3,775,054
                                                    ===========


       The bond obligation's face amount is $4,180,000. As of March 31, 2003, the Company had only drawn $2,327,264. The remaining funds will be drawn to fund the renovations and equipment purchases for the Company's new facility.

       The above long-term debt is subject to certain covenants and restrictions including maintenance of certain financial requirements. Rates currently available from the bank for debt with similar terms and remaining maturities are used to estimate the fair value of the debt. The Company's carrying value approximates the fair value of the debt.

INCOME TAXES

       The provision (benefit) for income taxes consists of the following:


                                              2003           2002
                                          ----------     -----------
       Current (benefit) expense:
         Federal                          $  (67,894)    $   (20,067)
         State                                 2,282             123
       Deferred (benefit) expense            (16,000)         37,000
                                          ----------     -----------

                                          $(  81,612)    $    17,056
                                          ==========     ===========

                               KAHIKI FOODS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 2003 and 2002




INCOME TAXES (continued)

      The components of the net deferred tax asset is as follows:


                                                                                   2003                 2002
                                                                             ----------------      ---------------
Assets:
     Inventories                                                             $          3,000      $        23,000
     Accrued vacation                                                                  20,000               17,000
     Unrealized loss on marketable securities                                           3,000               48,000
     Capital loss carry forward                                                        57,000                    -
     Other                                                                             20,000                8,000
                                                                             ----------------      ---------------

         Gross deferred tax assets                                                    103,000               96,000
                                                                             ----------------      ---------------


Liabilities:

     Depreciation on property and equipment                                           97,000             106,000
                                                                             ----------------      ---------------

             Total net deferred tax asset (liability)                        $          6,000      $       (10,000)
                                                                             ================      ===============



      A reconciliation of the Company's effective tax (benefit) provision is as follows:

                                                                                   2003                 2002
                                                                             ----------------      ---------------
Income (benefit) tax at statutory rates                                      $        (56,962)     $        32,163
State and local (benefit) taxes, net of federal benefit                                (8,935)               3,070
Permanent differences                                                                 (13,217)             (17,298)
Surtax and other rate differences                                                      (2,498)                (879)
                                                                             ----------------      ---------------

Total (benefit) provision                                                    $        (81,612)     $        17,056
                                                                             ================      ===============



STOCKHOLDERS' EQUITY AND STOCK OPTIONS

      The Company adopted the 1995 Stock Option Plan effective May 1, 1995. The 1995 Plan authorizes the Company to grant options to purchase shares of common stock to directors, employees and consultants of the Company. The maximum number of common shares that may be issued under the 1995 Plan is 600,000. The Company also has outstanding 270,666 options for common shares under a contractual agreement with an employee. These shares are considered to be outside of the plan, but have been included in the disclosures for employee options.

                               KAHIKI FOODS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 2003 and 2002



STOCKHOLDERS' EQUITY AND STOCK OPTIONS (continued)

     As of March 31, 2003 and 2002, outside consultants held options to purchase 66,600 and 46,600 shares of common stock, respectively, with exercise prices ranging from $.22 to $.63. The options were issued at their fair market value, and as such, no compensation expense has been granted. At March 31, 2003 and 2002, only 206,683 and 92,133 options, respectively, were vested and the remaining options vest at various times over the next four years. These options expire at various dates through 2006.

     The Company applies Accounting Principles Board Opinion No. 2 and related interpretations in accounting for its stock option plan for employees, consultants and the outside directors. The vesting period of the options granted range from immediately exercisable to four years. Accordingly, no compensation cost has been recognized in the accompanying financial statements for options issued under the plan since the exercise price of the options was equal to the market value of the shares at the date of grant. Had compensation costs for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the methodology of Financial Accounting Standards Board Statement No. 123, Accounting For Stock - Based Compensation, the Company's net income and net income per share would change as indicated below.


                                                                                   2003                 2002
                                                                             ----------------      ---------------
     Net (loss) income:
             As reported                                                     $        (85,923)     $        77,541
             Total stock-based employee compensation
                expense determined under fair value based
                method for all awards, net of related tax effects                     (21,983)             (23,648)
                                                                             ----------------      ---------------
     Pro forma                                                               $       (107,906)     $        53,893
                                                                             ================      ===============

     Basic (loss) earnings per share:
             As reported                                                     $          (0.03)     $          0.03
             Pro forma                                                       $          (0.04)     $          0.02

Diluted (loss) earnings per share:
             As reported                                                     $          (0.03)     $          0.02
             Pro forma                                                       $          (0.04)     $          0.02


                               KAHIKI FOODS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 2003 and 2002



STOCKHOLDERS' EQUITY AND STOCK OPTIONS (continued)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option- pricing model with the following weighted-average assumptions.

                                           2003             2002
                                       ------------     ------------
        Dividend yield                       0%                0%
        Expected Volatility              200.1%            229.5%
        Risk-free interest rates       3.25% and 3.00%  3.50% and 3.25%
        Expected lives                    5 years          5 years

     A summary of the status of the Company's employee stock optio plan as of March 31, 2003 and 2002 and changes for the years then ended are presented below:

                            2003                       2002
                 -------------------------    -----------------------
                                  Weighted                   Weighted
                                  Average                    Average
                                  Exercise                   Exercised
                    Shares          Price        Shares        Price
April 1               534,466     $   0.38       529,800     $    0.36
Granted               174,000     $   0.63        34,000     $    0.59
Exercised                   -     $   0.00       (29,334)    $    0.17
Canceled             (102,000)    $   1.08             -     $    0.00
                 ------------                 ---------
March 31              606,466     $   0.34       534,466     $    0.38
                 ============                 =========


                                                     2003     2002
                                                  --------  -------
Options exercisable at year-end                   206,683   313,566
                                                  =======   =======

Weighted-average fair value of options
  granted during the year                         $  0.62   $  0.62
                                                  =======   =======


                                           Weighted
                     Number                Average                 Weighted         Number             Weighted
Range of             Outstanding           Remaining               Average          Outstanding        Average
Exercise             March 31,             Contractual Life        Exercise         March 31,          Exercise
     Prices               2003                 (In Years)              Price             2002              Price
--------------       --------------        ------------------      -------------    --------------     ---------
$0.17 - $0.85        606,466               6.16                    $0.34            534,466            $0.38

                               KAHIKI FOODS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 2003 and 2002


LEASE COMMITMENTS

      The Company leases a facility used for its wholesaling operations under an agreement that is accounted for as an operating lease. This lease requires monthly payments of $6,400 through January 2005. The Company has the option to renew for two additional three-year terms.

      The Company also leases manufacturing equipment under operating lease agreements. These leases expire at various dates through 2008 and require total monthly payments of $18,621.

      Future annual minimum lease commitments as of March 31 are as follows:

                                     2004                     $    300,783
                                     2005                          174,040
                                     2006                           24,126
                                     2007                           24,126
                                     2008                           24,126
                                                            --------------

                                     Total                    $    547,201
                                                              ============


      The Company's lease expense for the years ended March 31, 2003 and 2002 was $334,943 and $328,871, respectively.

CONCENTRATIONS

      Sales to three customers amounted to approximately 43% in 2003 and one customer accounted for 53% in 2002 of total revenue. Accounts receivable from one customer accounted for approximately 15% and from two customers accounted for 59% of total accounts receivable as of March 31, 2003 and 2002, respectively.

COMMITMENTS

      In December 2002, the Company purchased a new operating facility for $2,254,999. The Company committed to pay approximately $1,000,000 to upgrade the facility. As of March 31, 2003, the Company has spent an additional $668,200, which is reflected as construction in progress.

SUBSEQUENT EVENTS

      On April 18, 2003, the Company declared a 2 for 1 stock split for stockholders of record as of May 1, 2003. All per share amounts in the accompanying financial statements have been restated to reflect the stock split.

                 Changes in Registrant's Certifying Accountant

     On March 4, 2004, Kahiki Foods, Inc. (Kahiki) engaged the accounting firm of Child, Sullivan & Company (Child) as the independent public accountants to audit Kahiki's financial statements for the fiscal year ended March 31, 2004, to replace the firm of GBQ Partners, LLC (GBQ), which was the principal independent public accountant forKahiki's most recent certified financial statements.

     During the two fiscal years ended March 31, 2003, and the subsequent interim period preceding the engagement of Child, there were no disagreements with GBQ on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. However, GBQ advised Kahiki it would be unable to accept the appointment to audit Kahiki's financial statements for the fiscal year ended March 31, 2004, because GBQ has elected not to perform audits of public companies. Kahiki's Board of Directors selected Child as the auditor for its financial statements for the fiscal year ending March 31, 2004.

     GBQ's report on the financial statements for the past two years contained no adverse opinion or disclaimer of opinion and was not qualified as to uncertainty, audit scope or accounting principles. Kahiki has requested that GBQ furnish it with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of GBQ's letter to the SEC, dated March 22, 2004, is filed as Exhibit 14.1 to this Form SB-2.

                                     PART II

                   Indemnification of Directors and Officers

     The Company's Amended Articles of Incorporation provides that the Company shall indemnify any Director or Officer (and may indemnify any other employee or agent of the Company or of another entity) who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another Company, domestic or foreign, non-profit or for-profit, partnership joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company.

     Determination of rights to indemnification shall be made by a majority vote of a quorum of the directors, or by the court in which such action, suit or proceeding was brought.

     The Company may obtain and maintain liability insurance against liabilities of its directors, officers, employees and agents, sufficient to cover its obligations under these indemnification provisions, and may obtain such liability insurance for liabilities of such persons not subject to any obligations of the Company under these indemnification provisions.

     The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement or vote of shareholders or disinterested directors. In addition, if at any time the Ohio Revise Code ("Code") shall have been amended to authorize further elimination or limitation of the liability of directors or officers, then the liability of each director and officer of the Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Code require such action. The provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the Articles of Incorporation, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  Other Expenses of Issuance and Distribution.

        Filing Fee - Securities and Exchange Commission   $      275
        Accounting Fees and expenses                      $    5,000
        Legal Fees and Expenses                           $   15,000
        Blue Sky Fees and expenses                        $   10,000
        Transfer Agent Fees and Expenses                  $        0
        Printing and Engraving                            $        0
        Miscellaneous Expenses                            $   10,000
                                                          ----------

                                                  TOTAL   $   40,275
                                                          ==========

     Expenses other than filing fees are estimated. The Company will pay all fees, disbursements and expenses in connection with the proposed offering.

                    Recent Sales of Unregistered Securities.

     In February, 2004, the Company closed a private offering of 588,235 Units at a price of $1.70 per Unit for a total of $1,000,000. Each Unit consisted of one Common Share, one-half $2.25 Warrant and one-half $3.00 Warrant. The entire offering was purchased by Barron Partners, LP. Laconia Capital acted as placement agent in the transaction and was paid $70,000 and received warrants to purchase 30,000 common shares at $2.25 per share for such services. The Company utilized the proceeds to reduce current accounts payable. The Company also sold 14,705 Common Shares at a price of $1.70 per share to Mr. William Velmer. The proceeds of this offering were used for working capital.

     In January, 2004, the Company issued 80,000 Options to Bob Binsky, a Director of the Company, in exchange for continuing consulting services.

     The Company believes that the foregoing transactions were exempt from registration under Sections 4(2) and 4(6) of the Securities Act of 1933. All purchasers received written information about the Company and the Company believes that all such purchasers were qualified investors. All such purchasers have executed and delivered to the Company investment representations and appropriate restrictive legends have been placed on the stock and warrant certificates issued.

                                Index to Exhibits

3.1  Amended and Restated Articles of Incorporation of the Registrant

3.2  Code of Regulations of the Registrant

4.1  Specimen Common Share certificate
4.2  $2.25 Common Share Purchase Warrant
4.3  $3.00 Common Share Purchase Warrant
4.4  Common Share Purchase Option
4.5  2001 Non-Qualified and Incentive Stock Option Plan

5.1  Opinion re: legality

10.1 Lease between Kahiki Foods, Inc. and Simon Group Limited Partnership dated December 27, 1999 relating to property located at 3004 East 14th Avenue, Columbus, Ohio.

10.2 Loan Agreement between Kahiki Foods, Inc. and The Director of Development of the State of Ohio dated as of December 1, 2002.

16.1 Letter on change in certifying accountant.

23.1 Consent of GBQ Partners LLP

23.2 Consent of Child, Sullivan & Company

23.3 Consent of Carlile Patchen & Murphy LLP (contained in Opinion of counsel filed as Exhibit 5.1 hereto).

24.1 Power of Attorney

                                  Undertakings.

     The undersigned Registrant hereby untertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities of that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be a part of the Registration Statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form or prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable knowledge to believe that it meets the requirements of filing Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Columbus, State of Ohio on June 7, 2004.

                                                KAHIKI FOODS, INC.


                                                By: /s/ Michael C. Tsao
                                                Michael C. Tsao, President


        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE:                      TITLE                           DATE

/s/Michael C. Tsao              President, Director and         June 7, 2004
Michael C. Tsao                 Chief Executive Officer

/s/Alice W. Tsao                Vice President, Secretary       June 7, 2004
Alice W. Tsao                   and Director

/s/Kenneth H. Kisner            Treasurer                       June 7, 2004
Kenneth H. Kisner

/s/Alan Hoover                  Director                        June 7, 2004
Alan Hoover

/s/Winston Bash                 Director                        June 7, 2004
Winston Bash

/s/Bob Binsky                   Director                        June 7, 2004
Bob Binsky

/s/Julia A. Fratianne           Chief Financial Officer         June 7, 2004
Julia A. Fratianne